SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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NETSCOUT SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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July 24, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of NetScout Systems, Inc. on Thursday, September 12, 2019 at 10:00 a.m. local time at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts 01886 (the “Annual Meeting”).

At the Annual Meeting, you will be asked to:

1.	elect three directors nominated by our board of directors;

2.	approve the NetScout Systems, Inc. 2019 Equity Incentive Plan;

3.	ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020;

4.	approve, on an advisory basis, the compensation of our named executive officers; and

5.	consider any other business properly brought before the meeting or any adjournment.

The accompanying proxy statement describes these matters in more detail.

It is important that your shares be voted regardless of whether you attend the meeting. Please follow the voting instructions on the Notice of Internet Availability of Proxy Materials that you received. If you received a proxy card or voting instruction form, please complete the proxy card or voting instruction form promptly. If your shares are held in a bank or brokerage account, you may be eligible to vote electronically or by telephone – please refer to your voting instruction form. If you attend the meeting, you may vote in person even if you have previously returned your vote in accordance with the foregoing. We appreciate your cooperation.

Very truly yours,

Anil K. Singhal

Chairman, President, and Chief Executive Officer

NETSCOUT SYSTEMS, INC.

310 Littleton Road

Westford, MA 01886

NOTICE OF THE 2019 ANNUAL MEETING OF STOCKHOLDERS

To be held September 12, 2019

To the Stockholders of NetScout Systems, Inc.:

The 2019 Annual Meeting of Stockholders of NetScout Systems, Inc. (the “Annual Meeting”) will be held on Thursday, September 12, 2019, at 10:00 a.m. local time at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts 01886, for the following purposes:

1.	To elect three Class II directors nominated by our Board of Directors, each to serve for a three-year term or until their successors are elected and qualified;

2.	To approve the NetScout Systems, Inc. 2019 Equity Incentive Plan;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020;

4.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in our proxy statement, in accordance with Securities and Exchange Commission rules; and

5.	To consider any other business properly brought before the meeting or any adjournment.

Stockholders of record at the close of business on July 19, 2019, the record date for determining stockholders entitled to vote at the Annual Meeting, will be entitled to vote at the meeting and any adjournments.

We are mailing our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of our proxy statement and our Annual Report to Stockholders for the fiscal year ended March 31, 2019, or the 2019 Annual Report. Stockholders who have requested a paper copy of our proxy materials will continue to receive them by mail. The Notice contains instructions on how to access those documents over the internet and how to request a paper copy of our proxy statement, our 2019 Annual Report, and a form of proxy card or voting instruction card.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign, date, and return the proxy card mailed or made available to you or to vote over the telephone or the internet as instructed in these materials so that your shares can be voted at the Annual Meeting in accordance with your instructions. If your shares are held in a bank or brokerage account, you may be eligible to vote electronically or by phone; please refer to your Notice. If you attend the meeting, you may vote in person even if you have previously returned your vote in accordance with one of the foregoing methods.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on September 12, 2019. Our proxy statement and the 2019 Annual Report are available free of charge at www.edocumentview.com/NTCT.

By Order of the Board of Directors,

Anil K. Singhal

Chairman, President, and Chief Executive Officer

Westford, Massachusetts

July 24, 2019

NETSCOUT SYSTEMS, INC.

310 Littleton Road

Westford, MA 01886

PROXY STATEMENT

July 24, 2019

Questions and Answers about these Proxy Materials and Voting

What is the purpose of the Annual Meeting?

The purpose of the 2019 Annual Meeting of Stockholders of NetScout Systems, Inc., a Delaware corporation, or the Annual Meeting, is to:

•	elect three Class II directors nominated by our Board of Directors, or our Board, each to serve for a three-year term or until their successors are elected and qualified;

•	approve the NetScout Systems, Inc. 2019 Equity Incentive Plan, or the 2019 Plan;

•	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020;

•

approve, on an advisory basis, the compensation of our named executive officers, as defined and disclosed in this proxy statement in accordance with Securities and Exchange Commission, or SEC, rules, or our Named Executive Officers; and

•	consider any other business properly brought before the Annual Meeting or any adjournment.

Why did I receive a notice regarding the availability of proxy materials on the internet?

We intend to mail the Notice of Internet Availability of Proxy Materials, or the Notice, on or about July 24, 2019 to all stockholders of record as of the close of business on July 19, 2019, or the Record Date, who are entitled to vote at the Annual Meeting, and we will make available the proxy statement and form of proxy to such stockholders on such date. Unless the context suggests otherwise, references in this proxy statement to “NetScout,” the “Company, “we,” “us,” and “our” refer to NetScout Systems, Inc. and, where appropriate, its subsidiaries. The matters to be voted on at the Annual Meeting are set forth in the Notice of the Annual Meeting of Stockholders and further described below.

We are providing access to our proxy materials over the internet. Accordingly, we have sent you the Notice because our Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. The proxy materials include the proxy statement, form of proxy, and our Annual Report to Stockholders for the fiscal year ended March 31, 2019, which contains financial statements for the fiscal year ended March 31, 2019.

You are invited to attend the Annual Meeting on Thursday, September 12, 2019 at 10:00 a.m. local time at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts 01886.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” the election of the three nominees to serve as Class II directors on our Board, each for a three-year term; “FOR” the approval of the 2019 Plan; “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020, and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

Will I receive any proxy materials by mail?

We may send you a proxy card, along with a second Notice by mail, before the Annual Meeting.

Who can vote?

Stockholders of record as of the close of business on the Record Date, may vote. As of the Record Date, 75,920,680 shares of our common stock were issued and outstanding. Holders of common stock are entitled to one vote per share on proposals presented at the Annual Meeting.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by telephone or through the internet, by requesting and returning a printed proxy card, or by submitting a ballot in person at the Annual Meeting.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, officers, and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Inc., you are considered a “stockholder of record” of those shares.

If your shares are held in an account at a bank, broker, or other intermediary, you are not a stockholder of record but instead are a “beneficial owner” or a “street name owner” of shares. In this case, the intermediary would be considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank, broker, or other intermediary, which we collectively refer to as your “Broker,” to vote the shares held in your account.

How do I vote my shares?

You may either vote “FOR” all the nominees to the Board or you may “WITHHOLD” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “FOR” or “AGAINST” the proposal, or “ABSTAIN.”

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy over the phone, through the internet, or using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting, and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign, and date the proxy card that may be delivered and return it promptly in the envelope provided. If we receive your signed proxy card before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern time on September 11, 2019 to be counted.

•

To vote through the internet, go to www.envisionreports.com/NTCT to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern time on September 11, 2019 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker

If you are a beneficial owner of shares registered in the name of your Broker, you should have received a Notice containing voting instructions from your Broker rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your Broker.

Internet proxy voting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you bear costs associated with your internet access.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by telephone, through the internet, by completing the proxy card that may be delivered to you or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker

If you are a beneficial owner of shares held in street name and you do not instruct your Broker how to vote your shares, your Broker may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange, or NYSE, Brokers that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Proposals 1, 2 and 4 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 3 is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 3.

What if I return a proxy card or otherwise vote but do not make specific choices?

Our Board named Anil K. Singhal and Jean Bua as attorneys-in-fact in the proxies. If your proxy has been properly executed and returned in time to be counted at the Annual Meeting, the shares represented by your proxy will be voted in accordance with your voting instructions. If you have returned a signed proxy but have not indicated your vote, your proxy will be voted “FOR” the election of the three Class II directors nominated by our Board, each to serve for a three year term, “FOR” the approval of the 2019 Plan, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020, and “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers. Our Board knows of no other matters to be presented at the Annual Meeting. For other matters that may properly come before the Annual Meeting, the attorneys-in-fact will use their judgment in voting your shares.

May I change or revoke my proxy?

You may revoke your proxy before it is voted at the Annual Meeting. If you are a stockholder of record, you may do so by (1) filing a written notice of revocation (dated after the original proxy) with the Secretary of NetScout before the vote at the Annual Meeting, (2) completing a later-dated proxy, including by internet or phone, and delivering it to the Secretary of NetScout before the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person. Stockholders of record should deliver any written notice of revocation before the Annual Meeting, to NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886, Attention: Secretary. If you hold shares through a Broker, you must contact that Broker directly to revoke any prior voting instructions.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, with respect to the proposal to elect directors, votes “FOR” or “WITHHOLD” and broker non-votes; and, with respect to the other proposals, votes “FOR” or “AGAINST,” abstentions and, if applicable, broker non-votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the Broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the Broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the issued and outstanding shares of our common stock entitled to vote at the Annual Meeting are present at the meeting in person or represented by proxy. On the Record Date, there were 75,920,680 shares outstanding and entitled to vote.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of the voting power of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the Annual Meeting to another place, date or time.

What vote is required to approve each proposal?

Proposal 1: Election of Directors: For the election of directors, the three nominees to serve as Class II directors receiving the most “FOR” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors (also known as a “plurality” of the votes cast) will be elected. Only votes “FOR” will affect the outcome. Withheld votes and broker non-votes will have no effect.

Proposal 2: Approval of the 2019 Plan: The affirmative vote of the holders of a majority of the shares present or represented by proxy and voting on this proposal is required to approve the 2019 Plan. Abstentions and broker non-votes will not be counted towards the vote total and will have no effect on the results of this vote.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm: The affirmative vote of a majority of the shares present or represented by proxy and voting on this proposal is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020. Abstentions and broker non-votes will not be counted towards the vote total and will have no effect on the results of this vote. However, this proposal is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with this proposal. We are not required to obtain the approval of our stockholders to appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, if our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2020, the Audit Committee of our Board will consider the results of this vote when selecting auditors in the future.

Proposal 4: Advisory Vote on Executive Compensation: The affirmative vote of a majority of the shares present or represented and voting on this proposal is required to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions and broker non-votes will not be counted towards the vote total and will have no effect on the results of this vote.

When are stockholder proposals and director nominations for next year’s annual meeting due?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, Attention: Secretary and must be received by us no later than March 26, 2020. We suggest that you submit your proposals by registered mail, return receipt requested. Proposals must satisfy the requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

If you wish to submit a proposal for next year’s annual meeting that is not to be included in next year’s proxy materials or wish to nominate a director, you must submit such proposal or nomination in writing to our executive offices at 310 Littleton Road, Westford, Massachusetts 01886, Attention: Secretary, and such proposal or nomination must be received by us no earlier than the close of business of May 15, 2020 and no later than the close of business of June 14, 2020 and must satisfy the requirements described below under “Stockholder Recommendations for Nominees as Directors and the Proposal of Other Business.” If the date of next year’s Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after the anniversary of the 2019 Annual Meeting, any stockholder recommendation or proposal must be received by us no earlier than the close of business on the 90th day prior to such advanced or delayed annual meeting date and no later than the close of business on the later of (i) the 60th day prior to such advanced or delayed annual meeting date or (ii) the 10th day following the day on which the first public announcement of the meeting date is first made by us. You are also advised to review our by-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

The following table sets forth information regarding our continuing directors and the nominees standing for election at the Annual Meeting:

Nominee or Director’s Name and Year First Became Director	Positions with NetScout	Year Term Will Expire	Class
Nominees:
Anil K. Singhal (1984)	Chairman, President, and Chief Executive Officer	2022	II
John R. Egan (2000)	Director	2022	II
Robert E. Donahue (2013)	Director	2022	II

Continuing Directors:
Joseph G. Hadzima, Jr. (1998)	Director	2020	III
Christopher Perretta (2014)	Director	2020	III
Susan L. Spradley (2018)	Director	2020	III

Alfred Grasso (2018)	Director	2021	I
Michael Szabados (2019)	Vice Chairman, Chief Operating Officer	2021	I
Vivian Vitale (2019)	Director	2021	I

The Nominees for Class II Director are Messrs. Singhal, Egan, and Donahue

Messrs. Singhal, Egan, and Donahue are Class II directors whose current terms of service expire at the Annual Meeting and who are nominees for re-election for terms that will expire upon the election and qualification of directors at the annual meeting to be held in 2022. Each was previously elected by the stockholders in September 2016.

Continuing Directors

The Board is also composed of three Class III directors, Messrs. Hadzima and Perretta and Ms. Spradley, whose terms expire at the annual meeting to be held in 2020, and three Class I directors, Messrs. Grasso and Szabados and Ms. Vitale, whose terms expire at the annual meeting to be held in 2021.

As of the Record Date, the size of the Board has been fixed at nine members. NetScout’s by-laws and certificate of incorporation divide the Board into three classes. The members of each class of directors serve for staggered three-year terms.

Proposal and Recommendation

Our Board has nominated and recommended that Messrs. Singhal, Egan, and Donahue be re-elected as Class II directors, to hold office until the annual meeting to be held in the year 2022 or until their successors have been duly elected and qualified or until their earlier resignation or removal.

The Board knows of no reason any nominee would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above.

Vote Required

Directors are elected by a plurality of the votes cast by the stockholders entitled to vote at such election. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE

NOMINEES FOR DIRECTOR.

PROPOSAL 2

APPROVAL OF THE 2019 EQUITY INCENTIVE PLAN

Introduction

On July 9, 2019, our Board approved the 2019 Plan, subject to the approval of our stockholders. The 2019 Plan is intended to be the successor to the NetScout Systems, Inc. 2007 Equity Incentive Plan, or the 2007 Plan.

Our Board is requesting stockholder approval of the 2019 Plan. If the 2019 Plan is approved by our stockholders, no additional equity awards will be granted under the 2007 Plan.

Why We Are Asking Our Stockholders to Approve the 2019 Plan

We are market leaders in highly competitive technology markets. To continue to fortify and extend our leadership, we must continue to attract and retain talented employees at all levels of our Company. Like many other technology companies, equity awards are a critical component of our compensation philosophy and our annual compensation structure. Having the ability to grant equity awards is essential for us to be able to attract, motivate and retain a talented workforce.

We are seeking stockholder approval of the 2019 Plan to increase the number of shares available for the grant of restricted stock unit awards and other equity awards by 5,500,000 new shares, which will enable us to have a competitive equity incentive program to compete for key talent.

Approval of the 2019 Plan by our stockholders will allow us to continue to grant restricted stock unit awards and other equity awards at levels determined appropriate by our Board or Compensation Committee. The 2019 Plan will also allow us to further utilize a broad array of equity incentives in order to secure and retain the services of our employees, and to continue to provide long-term incentives that align the interests of our employees with the interests of our stockholders.

Requested Shares

If this Proposal 2 is approved by our stockholders, then subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the 2019 Plan will not exceed the sum of (i) 5,500,000 new shares, (ii) the number of unallocated shares remaining available for grant under the 2007 Plan as of the effective date of the 2019 Plan, and (iii) certain shares subject to outstanding equity awards granted under the 2007 Plan that may become available for issuance under the 2019 Plan as such shares become available from time to time (as further described below in “Description of the 2019 Equity Incentive Plan – Shares Available for Awards”).

Why You Should Vote for the 2019 Plan

We Manage Our Equity Award Use Carefully and Our Dilution and Burn Rate Are Reasonable

While we recognize that equity awards may have a dilutive impact on existing stockholders, we believe that we have demonstrated our ability to carefully manage the share reserve of the 2007 Plan. In particular, we believe that our current level of dilution and the pace at which we grant equity awards (referred to as the “burn rate”) is reasonable and in line with those of our peer companies, as demonstrated in the tables below. We are committed to effectively monitoring our equity compensation share reserve, including our burn rate, to ensure that we maximize stockholders’ value by granting the appropriate number of equity awards necessary to attract, reward, and retain employees.

The following tables provide certain information regarding our equity incentive program.

As of March 31, 2019
Total number of shares of common stock subject to outstanding stock options	0
Total number of shares of common stock subject to outstanding full value awards	4,210,655
Total number of shares of common stock available for grant under the 2007 Plan(1)	3,811,505

(1)	We do not maintain any other equity incentive plans.

As of the Record Date
Total number of shares of common stock outstanding	75,920,680
Per-share closing price of common stock as reported on Nasdaq Global Select Market	$25.84

The following table shows our responsible historical dilution and burn rate percentages.

	Fiscal Year 2017	Fiscal Year 2018	Fiscal Year 2019
Full Dilution(1)	11.69%	10.38%	9.26%
Gross Burn Rate (as discussed in greater detail below)(2)	2.19%	2.24%	2.77%

(1)

Full Dilution is calculated as (shares available for grant + shares subject to outstanding equity awards)/(weighted average common stock outstanding + shares available for grant + shares subject to outstanding equity awards).

(2)	Gross Burn Rate is calculated as (shares subject to options granted + shares subject to other equity awards granted)/weighted average common stock outstanding.

The following table provides detailed information regarding the activity related to the 2007 Plan for our last three fiscal years. Our only equity incentive plan is the 2007 Plan.

	Fiscal Year 2017	Fiscal Year 2018	Fiscal Year 2019
Total number of shares of common stock subject to stock options granted	0	0	0
Total number of shares of common stock subject to full value awards granted	2,020,536	1,962,590	2,178,339
Weighted-average number of shares of common stock outstanding	92,226,000	87,425,000	78,617,000
Burn Rate	2.19%	2.24%	2.77%

The Size of Our Share Reserve Request Is Reasonable

If this Proposal 2 is approved by our stockholders, we will have 5,500,000 new shares available for grant after the Annual Meeting, and absent any unforeseen circumstances, we anticipate returning to stockholders for additional shares in 2020.

The 2019 Plan Combines Compensation and Corporate Governance Best Practices

The 2019 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including the following:

•

Repricing is not allowed. The 2019 Plan prohibits the repricing of outstanding stock options and stock appreciation rights and the cancellation of any outstanding stock options or stock appreciation rights that have an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other awards under the 2019 Plan without prior stockholder approval.

•

Stockholder approval is required for additional shares. The 2019 Plan does not contain an annual “evergreen” provision. The 2019 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares, thereby allowing our stockholders to have direct input on our equity compensation programs.

•

Fungible share counting structure. The 2019 Plan contains a “fungible share counting” structure, whereby the number of shares of our common stock available for issuance under the 2019 Plan will be reduced by: (i) one share for each share issued pursuant to a stock option or stock appreciation right with an exercise or strike price that is at least 100% of the fair market value of our common stock on the date of grant (an “Appreciation Award”); and (ii) 2.76 shares for each share issued pursuant to an equity award that is not an Appreciation Award (a “Full Value Award”). This structure helps to ensure that we are using the share reserve effectively and with regard to the value of each type of equity award.

•

No liberal share counting of Appreciation Awards. The following shares will not become available again for issuance under the 2019 Plan: (i) shares that are reacquired or withheld (or not issued) by us to satisfy the exercise or strike price of an Appreciation Award; (ii) shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with an Appreciation Award; (iii) shares repurchased by us on the open market with the proceeds of the exercise or strike price of an Appreciation Award; and (iv) in the event that a stock appreciation right is settled in shares, the gross number of shares subject to such stock appreciation right.

•

No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the 2019 Plan must have an exercise or strike price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

•

Limit on non-employee director compensation. The aggregate value of all cash and equity-based compensation paid or granted by us to any individual for service as a non-employee director of our Board with respect to any fiscal year of the Company will not exceed $750,000, calculating the value of any equity awards based on the grant date fair value of such awards for financial reporting purposes.

•

Restrictions on dividends. The 2019 Plan provides that (i) no dividends or dividend equivalents may be paid with respect to any shares of our common stock subject to an equity award before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable equity award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

•

Specific disclosure of equity award vesting upon a change in control. The 2019 Plan specifically provides that in the event of a change in control of the Company, if the surviving or acquiring corporation (or its parent company) does not assume or continue outstanding equity awards under the 2019 Plan, or substitute similar equity awards for such outstanding equity awards, then with respect to any such equity awards that have not been assumed, continued or substituted and that are held by participants whose continuous service has not terminated prior to the change in control, the vesting of such equity awards will be accelerated in full (and with respect to any performance-based equity awards, vesting will be deemed to be satisfied at the greater of (i) the target level of performance or (ii) the actual level of performance measured in accordance with the applicable performance goals as of the date of the change in control).

•

No liberal change in control definition. The definition of a “change in control” in the 2019 Plan requires the consummation of an actual transaction in order for the change in control provisions in the 2019 Plan to be triggered.

Stockholder Approval

If this Proposal 2 is approved by our stockholders, the 2019 Plan will become effective as of the date of the Annual Meeting and no additional equity awards will be granted under the 2007 Plan. In the event that our stockholders do not approve this Proposal 2, the 2019 Plan will not become effective and the 2007 Plan will continue in its current form.

Description of the 2019 Plan

The material features of the 2019 Plan are described below. The following description of the 2019 Plan is a summary only and is qualified in its entirety by reference to the complete text of the 2019 Plan. Stockholders are urged to read the actual text of the 2019 Plan in its entirety, which is attached to this proxy statement as Appendix A.

Purpose

The 2019 Plan is designed to secure and retain the services of our employees, directors and consultants, and to provide incentives for such individuals to exert maximum efforts for the success of the Company and its affiliates, while providing a means by which such individuals may be given an opportunity to benefit from increases in the value of our common stock. We also believe that such long-term equity awards align the interests of employees with the interests of our stockholders.

Types of Awards

The 2019 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other stock awards.

Shares Available for Awards

Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the 2019 Plan will not exceed the sum of (i) 5,500,000 new shares, (ii) the number of unallocated shares remaining available for grant under the 2007 Plan as of the effective date of the 2019 Plan, and (iii) the 2007 Plan Returning Shares (as defined below), as such shares become available from time to time.

The term “2007 Plan Returning Shares” refers to the following shares of our common stock subject to any outstanding award granted under the 2007 Plan: (i) any shares subject to such award that are not issued because such award expires or otherwise terminates without all of the shares covered by such award having been issued; (ii) any shares subject to such award that are not issued because such award is settled in cash; (iii) any shares issued pursuant to such award that are forfeited back to or repurchased by us because of a failure to vest; and (iv) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with any such award that is a Full Value Award.

The following shares of our common stock (collectively, the “2019 Plan Returning Shares”) will also become available again for issuance under the 2019 Plan: (i) any shares subject to an award granted under the

2019 Plan that are not issued because such award expires or otherwise terminates without all of the shares covered by such award having been issued; (ii) any shares subject to an award granted under the 2019 Plan that are not issued because such award is settled in cash; (iii) any shares issued pursuant to an award granted under the 2019 Plan that are forfeited back to or repurchased by us because of a failure to vest; and (iv) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with any such award granted under the 2019 Plan that is a Full Value Award.

The following shares of our common stock will not become available again for issuance under the 2019 Plan: (i) any shares that are reacquired or withheld (or not issued) by us to satisfy the exercise or strike price of an Appreciation Award granted under the 2019 Plan or the 2007 Plan (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award); (ii) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with an Appreciation Award granted under the 2019 Plan or the 2007 Plan; (iii) any shares repurchased by us on the open market with the proceeds of the exercise or strike price of an Appreciation Award granted under the 2019 Plan or the 2007 Plan; and (iv) in the event that a stock appreciation right granted under the 2019 Plan or the 2007 Plan is settled in shares, the gross number of shares subject to such award.

The number of shares of our common stock available for issuance under the 2019 Plan will be reduced by: (i) one share for each share issued pursuant to an Appreciation Award granted under the 2019 Plan; and (ii) 2.76 shares for each share issued pursuant to a Full Value Award granted under the 2019 Plan.

The number of shares of our common stock available for issuance under the 2019 Plan will be increased by: (i) one share for each 2007 Plan Returning Share or 2019 Plan Returning Share subject to an Appreciation Award; and (ii) 2.76 shares for each 2007 Plan Returning Share or 2019 Plan Returning Share subject to a Full Value Award.

Eligibility

All of our (including our affiliates’) employees, non-employee directors and consultants are eligible to participate in the 2019 Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the 2019 Plan only to our (including our affiliates’) employees.

As of the Record Date, we (including our affiliates) had approximately 2,569 employees, seven non-employee directors and 239 consultants.

Non-Employee Director Compensation Limit

The aggregate value of all cash and equity-based compensation paid or granted by us to any individual for service as a non-employee director of our Board with respect to any fiscal year of the Company will not exceed $750,000, calculating the value of any equity awards based on the grant date fair value of such awards for financial reporting purposes.

Administration

The 2019 Plan will be administered by our Board, which may in turn delegate authority to administer the 2019 Plan to a committee. Our Board has delegated concurrent authority to administer the 2019 Plan to our Compensation Committee, but may, at any time, re-vest in itself some or all of the power delegated to our Compensation Committee. Our Board and Compensation Committee are each considered to be a Plan Administrator for purposes of this Proposal 2.

Subject to the terms of the 2019 Plan, the Plan Administrator may determine the recipients, the types of awards to be granted, the number of shares of our common stock subject to awards or the cash value of awards, and the terms and conditions of awards granted under the 2019 Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to awards and the exercise or strike price of stock options and stock appreciation rights granted under the 2019 Plan.

The Plan Administrator may also delegate to one or more officers the authority to designate employees who are not officers (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended) to be recipients of certain awards and the number of shares of our common stock subject to such awards. Under any such delegation, the Plan Administrator will specify the total number of shares of our common stock that may be subject to the awards granted by such officer. The officer may not grant an award to himself or herself.

Repricing; Cancellation and Re-Grant of Awards

Under the 2019 Plan, the Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other awards without obtaining the approval of our stockholders. Such approval must be obtained within 12 months prior to such an event.

Acceleration upon Death or Disability

Under the 2019 Plan, unless specifically provided otherwise in the applicable award agreement, if a participant’s service relationship with us or any of our affiliates (referred to in this Proposal 2 as “continuous service”) terminates as a result of the participant’s death or disability, each of the participant’s awards will become fully vested (and exercisable, if applicable) as of the date of such termination, to the extent that such awards are outstanding and unvested as of such date.

Dividends and Dividend Equivalents

The 2019 Plan provides that dividends or dividend equivalents may be paid or credited with respect to any shares of our common stock subject to an award, as determined by the Plan Administrator and contained in the applicable award agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

Stock Options

Stock options may be granted under the 2019 Plan pursuant to stock option agreements. The 2019 Plan permits the grant of stock options that are intended to qualify as incentive stock options (“ISOs”) and nonstatutory stock options (“NSOs”).

The exercise price of a stock option granted under the 2019 Plan may not be less than 100% of the fair market value of our common stock on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.

The term of stock options granted under the 2019 Plan may not exceed seven years from the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not exceed five years from the date of grant. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service terminates (other than for cause and other than upon the participant’s death or disability), the participant may exercise any vested stock options for up to three months following the participant’s termination of continuous service. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service terminates due to the participant’s disability or death (or the participant dies within a specified period, if any, following termination of continuous service), the participant, or his or her beneficiary, as applicable, may exercise any vested stock options for up to 12 months following the participant’s termination due to the participant’s disability or for up to 18 months following the participant’s death. Except as explicitly provided otherwise in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service is terminated for cause (as defined in the 2019 Plan), all stock options held by the participant will terminate upon the participant’s termination of continuous service and the participant will be prohibited from exercising any stock option from and after such termination date. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, the term of a stock option may be extended if the exercise of the stock option following the participant’s termination of continuous service (other than for cause and other than upon the participant’s death or disability) would be prohibited by applicable securities laws or if the sale of any common stock received upon exercise of the stock option following the participant’s termination of continuous service (other than for cause) would violate our insider trading policy. In no event, however, may a stock option be exercised after its original expiration date.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the 2019 Plan will be determined by the Plan Administrator and may include payment: (i) by cash, check, bank draft or money order payable to us; (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) by delivery to us of shares of our common stock (either by actual delivery or attestation); (iv) by a net exercise arrangement (for NSOs only); or (v) in other legal consideration approved by the Plan Administrator.

Stock options granted under the 2019 Plan may vest and become exercisable in cumulative increments, as determined by the Plan Administrator at the rate specified in the stock option agreement (subject to the vesting acceleration provision described in “Acceleration upon Death or Disability” above). Shares covered by different stock options granted under the 2019 Plan may be subject to different vesting schedules as the Plan Administrator may determine.

The Plan Administrator may impose limitations on the transferability of stock options granted under the 2019 Plan in its discretion. Generally, a participant may not transfer a stock option granted under the 2019 Plan other than by will or the laws of descent and distribution or, subject to approval by the Plan Administrator, pursuant to a domestic relations order or an official marital settlement agreement. However, the Plan Administrator may permit transfer of a stock option in a manner that is not prohibited by applicable tax and securities laws. In addition, subject to approval by the Plan Administrator, a participant may designate a beneficiary who may exercise the stock option following the participant’s death. Notwithstanding the foregoing, no stock option may be transferred to any financial institution without prior stockholder approval.

Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the exercise price of the ISO must be at least 110% of the fair market value of our common stock on the date of grant; and

•	the term of the ISO must not exceed five years from the date of grant.

Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs under the 2019 Plan is 11,000,000 shares.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2019 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator, but will in no event be less than 100% of the fair market value of our common stock on the date of grant. The term of stock appreciation rights granted under the 2019 Plan may not exceed seven years from the date of grant. The Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate (subject to the vesting acceleration provision described in “Acceleration upon Death or Disability” above). The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination of continuous service and restrictions on transfer as stock options under the 2019 Plan.

Restricted Stock Awards

Restricted stock awards may be granted under the 2019 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the participant’s services performed for us or any of our affiliates, or any other form of legal consideration acceptable to the Plan Administrator. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to or repurchase by us in accordance with a vesting schedule to be determined by the Plan Administrator (subject to the vesting acceleration provision described in “Acceleration upon Death or Disability” above). Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement; provided, however, that no restricted stock award may be transferred to any financial institution without prior stockholder approval. Upon a participant’s termination of continuous service for any reason, any shares subject to restricted stock awards held by the participant that have not vested as of such termination date may be forfeited to or repurchased by us.

Restricted Stock Unit Awards

Restricted stock unit awards may be granted under the 2019 Plan pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any form of legal consideration acceptable to the Plan Administrator. A restricted stock unit award may be settled by the delivery of shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the restricted stock unit award agreement. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator (subject to the vesting acceleration provision described in “Acceleration upon Death or Disability” above). Except as otherwise provided in a participant’s restricted stock unit award agreement or other written agreement with us or one of our affiliates, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Other Stock Awards

Other forms of stock awards valued in whole or in part by reference to, or otherwise based on, our common stock may be granted either alone or in addition to other stock awards under the 2019 Plan. Subject to the terms of the 2019 Plan (including the vesting acceleration provision described in “Acceleration upon Death or Disability” above), the Plan Administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other terms and conditions of such other stock awards.

Clawback/Recoupment

Awards granted under the 2019 Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose other clawback, recovery or recoupment provisions in a participant’s award agreement or other written agreement with us or one of our affiliates, including a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause.

Changes to Capital Structure

In the event of certain capitalization adjustments, the Plan Administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the 2019 Plan; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Change in Control

The following provisions will apply to outstanding awards under the 2019 Plan in the event of a change in control (as defined in the 2019 Plan and described below) unless otherwise provided in the instrument evidencing the award, in any other written agreement between us or one of our affiliates and the participant, or in our director compensation policy.

In the event of a change in control, any surviving or acquiring corporation (or its parent company) may assume or continue any or all outstanding awards under the 2019 Plan, or may substitute similar stock awards for such outstanding awards (including, but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the change in control), and any reacquisition or repurchase rights held by the Company in respect of shares issued pursuant to any outstanding awards under the 2019 Plan may be assigned by the Company to the surviving or acquiring corporation (or its parent company). The terms of any such assumption, continuation or substitution will be set by the Plan Administrator.

In the event of a change in control in which the surviving or acquiring corporation (or its parent company) does not assume or continue outstanding awards under the 2019 Plan, or substitute similar stock awards for such outstanding awards, then with respect to any such awards that have not been assumed, continued or substituted and that are held by participants whose continuous service has not terminated prior to the effective time of the change in control (the “Current Participants”), the vesting (and exercisability, if applicable) of such awards will be accelerated in full (and with respect to any such awards that are subject to performance-based vesting conditions or requirements, vesting will be deemed to be satisfied at the greater of (i) the target level of performance or (ii) the actual level of performance measured in accordance with the applicable performance goals as of the date of the change in control) to a date prior to the effective time of the change in control (contingent upon the closing or completion of the change in control) as the Plan Administrator will determine (or, if the Plan Administrator does not determine such a date, to the date that is five days prior to the effective time of the change in control), and such awards will terminate if not exercised (if applicable) prior to the effective time of the change in control in accordance with the exercise procedures determined by the Plan Administrator, and any reacquisition or repurchase rights held by the Company with respect to such awards will lapse (contingent upon the closing or completion of the change in control).

In the event of a change in control in which the surviving or acquiring corporation (or its parent company) does not assume or continue outstanding awards under the 2019 Plan, or substitute similar stock awards for such outstanding awards, then with respect to any such awards that have not been assumed, continued or substituted and that are held by participants other than the Current Participants, such awards will terminate if not exercised

(if applicable) prior to the effective time of the change in control in accordance with the exercise procedures determined by the Plan Administrator; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such awards will not terminate and may continue to be exercised notwithstanding the change in control.

Notwithstanding the foregoing, in the event any outstanding award under the 2019 Plan held by a participant will terminate if not exercised prior to the effective time of a change in control, the Plan Administrator may provide that the participant may not exercise such award but instead will receive a payment, in such form as may be determined by the Plan Administrator, equal in value to the excess, if any, of (i) the value of the property the participant would have received upon the exercise of such award immediately prior to the effective time of the change in control, over (ii) any exercise price payable by the participant in connection with such exercise.

Unless provided otherwise in the participant’s award agreement, in any other written agreement or plan with us or one of our affiliates, or in our director compensation policy, outstanding awards under the 2019 Plan will not be subject to additional acceleration of vesting and exercisability upon or after a change in control.

For purposes of the 2019 Plan, a “change in control” generally means the consummation of any of the following events: (i) any merger or consolidation after which the voting securities of the Company outstanding immediately prior thereto represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such event; (ii) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction); or (iii) any other acquisition of the business of the Company, as determined by the Plan Administrator; provided, however, that no change in control (or any analogous term) will be deemed to occur upon an announcement or commencement of a tender offer or upon a “potential” takeover or upon stockholder approval of a merger or other transaction, in each case without a requirement that the change in control actually occur.

Plan Amendments and Termination

The Plan Administrator has the authority to amend or terminate the 2019 Plan at any time. However, except as otherwise provided in the 2019 Plan or an award agreement, no amendment or termination of the 2019 Plan may materially impair a participant’s rights under his or her outstanding awards without the participant’s consent.

We will obtain stockholder approval of any amendment to the 2019 Plan as required by applicable law and listing requirements. No incentive stock options may be granted under the 2019 Plan after July 9, 2029, which is the tenth anniversary of the date the 2019 Plan was originally adopted by our Board.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the 2019 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2019 Plan. The 2019 Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended, or the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on that date.

We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The 2019 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss.

If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Appreciation Rights

Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise.

We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards

Generally, the recipient of a restricted stock unit award structured to comply with the requirements of Section 409A of the Code or an exemption to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. To comply with the requirements of Section 409A of the Code, the stock subject to a restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the restricted stock unit award otherwise complies with or qualifies for an exemption to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Section 162(m) Limitations

Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Awards granted under the 2019 Plan will be subject to the deduction limit under Section 162(m) and will not be eligible to qualify for the performance-based compensation exception under Section 162(m) pursuant to the transition relief provided by the Tax Cuts and Jobs Act. For further information regarding the deduction limit under Section 162(m) and such transition relief, see the section entitled “Compensation Discussion and Analysis – Regulatory Requirements – Tax Deductibility of Executive Compensation.”

New Plan Benefits

The following table is provided in accordance with SEC rules regarding compensation plans subject to stockholder approval and sets forth certain information regarding benefits or amounts that will be received by or allocated to certain individuals under the 2019 Plan.

2019 Plan

Name and Position	Number of Shares
Anil K. Singhal Chairman, Chief Executive Officer and President	(1)
Michael Szabados Vice Chairman, Chief Operating Officer	(1)
Jean Bua Executive Vice President, Chief Financial Officer and Treasurer	(1)
John W. Downing Executive Vice President, Worldwide Sales Operations	(1)
All current executive officers as a group	(1)
All current directors who are not executive officers as a group	49,000 per fiscal year (2)
All employees, including all current officers who are not executive officers, as a group	(1)

(1)

Awards granted under the 2019 Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the 2019 Plan, and our Board and Compensation Committee have not granted any awards under the 2019 Plan subject to stockholder approval of this Proposal 2. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the 2019 Plan are not determinable.

(2)

Awards granted under the 2019 Plan to our non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the 2019 Plan. However, pursuant to our current compensation arrangements for non-employee directors, each of our current non-employee directors is eligible to receive an annual restricted stock unit award for 7,000 shares. After the Annual Meeting, any such awards will be granted under the 2019 Plan if this Proposal 2 is approved by our stockholders. For additional information regarding our current compensation arrangements for non-employee directors, please see the information following the Director Compensation Table for Fiscal Year 2019 in “Compensation and Other Information Concerning Directors and Executive Officers” below.

Vote Required

The affirmative vote of the holders of a majority of the shares present or represented and voting on this proposal is required to approve the 2019 Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE 2019 PLAN.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2020. PricewaterhouseCoopers LLP has served as our auditors since 1993. We expect that a member of PricewaterhouseCoopers LLP will attend the Annual Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions from our stockholders. We are incorporated in Delaware, and Delaware law does not require the ratification of the Audit Committee’s appointment, but the Audit Committee will consider the results of this vote when selecting auditors in the future.

Vote Required

The affirmative vote of the holders of a majority of the shares present or represented and voting on this proposal is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We encourage stockholders to review the Compensation Discussion and Analysis, or “CD&A,” included below. The CD&A provides additional details of our executive compensation program, including our compensation philosophy and objectives, the individual elements of our executive compensation program, and details on the administration of our executive compensation program. In addition, we have included the amounts of compensation of our Named Executive Officers for fiscal years 2017, 2018, and 2019 in the compensation tables below and in the related disclosures contained in this Proxy Statement.

At our 2017 Annual Meeting of Stockholders, our stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of our Named Executive Officers, commonly referred to as a “say-on-pay” vote, every year. The Board adopted a policy to hold annual “say-on-pay” votes that is consistent with that preference. Therefore, we are asking stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation but rather the overall compensation of our Named Executive Officers and the philosophy, policies, and practices described in this proxy statement. At the 2018 Annual Meeting of Stockholders, or the 2018 Annual Meeting, our stockholders approved our say-on-pay proposal with 95% of the total votes cast voting in favor.

The Compensation Committee carefully considers the results of the advisory vote on our say-on-pay proposal in the context of its annual review of executive compensation and the on-going work of the Compensation Committee. Additionally, the Compensation Committee engages the services of an independent compensation consultant to review and make recommendations regarding various aspects of our compensation program.

The goal of our executive officer compensation program is to retain and reward highly qualified, talented leaders who create long-term stockholder value. In addition, our program is designed to align management’s interests with those of our stockholders and to motivate senior executives to increase our long-term growth and profitability. Our compensation philosophy has not significantly changed in recent years.

As described more fully in the CD&A, we continue to emphasize pay-for-performance. For example, as in the past, for the fiscal year ending March 31, 2020, or fiscal year 2020, our Named Executive Officers will not be eligible for their targeted annual incentive cash bonus until after a threshold profitability (non-GAAP EPS) target is met. Further, the Compensation Committee, with respect to the Named Executive Officers other than the CEO, and the Board, with respect to the CEO, determined that one-third of the shares subject to the RSUs granted to our Named Executive Officers will be granted on the basis of achievement of corporate and individual performance goals in the prior fiscal year. Other points that underscore the continued alignment between stockholders’ interests and executive officer performance include, among other items:

•	No guaranteed annual incentive cash bonus;

•	Limits, or caps, on annual incentive cash bonus;

•	No tax gross-ups;

•	Prohibition of hedging and pledging of company stock for our directors, executive officers, and employees;

•	Significant proportion of total compensation in the form of long-term equity awards; and

•	Meaningful minimum stock holding requirements.

Accordingly, the Board is asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

This “say-on-pay” vote is advisory and, therefore, not binding on us, our Compensation Committee, or our Board. Our Board and compensation committee value the opinions of our stockholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

The affirmative vote of the holders of a majority of the shares present or represented and voting on this proposal is required to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Positions
Anil K. Singhal	65	Chairman, President, Chief Executive Officer, and Director
Michael Szabados	67	Vice Chairman, Chief Operating Officer, and Director
John W. Downing	61	Executive Vice President, Worldwide Sales
Jean Bua	61	Executive Vice President, Chief Financial Officer, Chief Accounting Officer, and Treasurer
Robert E. Donahue	71	Director
John R. Egan	61	Director
Alfred Grasso	60	Director
Joseph G. Hadzima, Jr.	67	Director
Christopher Perretta	61	Director
Susan L. Spradley	58	Director
Vivian Vitale	66	Director

Executive Officers

Anil Singhal co-founded the Company in June 1984 and has served as NetScout’s Chief Executive Officer and as a director on NetScout’s Board since inception. In January 2007, Mr. Singhal was appointed Chairman of the Board, and has been serving as NetScout’s President, CEO, and Chairman since that time. In his current role, Mr. Singhal is focused on providing strategic leadership and vision, as well as setting operational priorities for NetScout’s management team. Mr. Singhal’s vision of “traffic-based instrumentation” has guided NetScout’s product direction and focus for the past three decades, helping to shape the evolution for the industry in the process. Under Mr. Singhal’s leadership, NetScout has grown substantially during the past three decades, completing its initial public offering in 1999, and acquiring the Danaher Communications Business in 2015 for $2.3 billion, which nearly tripled the size of the Company in terms of revenue, free cash flow, and employees. He is credited with numerous innovations in the field of network traffic monitoring and analysis that have helped NetScout earn numerous industry accolades. During the past decade, Mr. Singhal has also been an instrumental part of a number of strategic acquisitions that have fortified and enhanced NetScout’s technology, customer base, and go-to-market capabilities. Mr. Singhal has earned notable recognition for his entrepreneurial success, including the TiE (The Indus Entrepreneur) Boston Lifetime Achievement in 2013, Enterprise Bank’s 2013 George L. Duncan Award of Excellence and Ernst & Young’s New England Entrepreneur of the Year in 1997. Mr. Singhal holds a BSEE from BITS, Pilani, India and an MS in Computer Science from the University of Illinois, Urbana-Champaign. The Company’s Nominating and Corporate Governance Committee believes that Mr. Singhal’s experience serving as the Company’s Chief Executive Officer since the Company’s founding, combined with his business expertise, industry-specific knowledge, and technical know-how, qualify him to serve as a director of the Company.

Michael Szabados has served as NetScout’s Chief Operating Officer since April 2007 and as Vice Chairman of NetScout’s Board since he was appointed as a director in February 2019. As Chief Operating Officer, Mr. Szabados is focused on executing NetScout’s vision and strategy. During his tenure, he has been critical in helping lead NetScout’s key functional areas as NetScout nearly tripled in size. During his tenure, NetScout successfully completed and integrated six acquisitions before the 2015 $2.3 billion acquisition of the Danaher Communications Business. His career at NetScout began in 1997 when he joined the Company as Vice President, Marketing, charged with increasing the Company’s overall visibility and market awareness. His responsibilities expanded in 2001 to encompass product development, manufacturing and customer support when he was promoted to Senior Vice President, Product Operations. A veteran of the enterprise networking industry, Mr. Szabados held senior leadership roles with companies including UB Networks, SynOptics/Bay Networks and MIPS Corporation following engineering and product management roles at Intel Corporation and later at Apple. Mr. Szabados holds a BSEE from UC Irvine and an MBA from UC Santa Clara. The Nominating and Corporate Governance Committee believes that Mr. Szabados’ experience serving as the Company’s Chief Operating Officer and in other functional roles, along with his business experience and industry and technical experience, qualify him to serve as a director of the Company.

Jean Bua has served as NetScout’s Executive Vice President, Chief Financial Officer, Chief Accounting, Officer and Treasurer since September 2015 and served as NetScout’s Senior Vice President, Chief Financial Officer, Chief Accounting Officer, and Treasurer from November 2011 until September 2015. She joined the Company in September 2010 as Vice President, Finance. In her current role, Ms. Bua is responsible for accounting, tax, treasury, investor relations, financial planning and analysis, real estate development, and compliance. Ms. Bua has played a key role in executing on the financial aspects of NetScout’s strategy. During her tenure, NetScout successfully completed and integrated five acquisitions before the $2.3 billion acquisition of the Danaher Communications Business in 2015. In May 2017, Ms. Bua joined the board of CoreSite Realty Corporation, a publicly-traded provider of data center and interconnection solutions across the U.S. In November 2018, Ms. Bua also joined the board of AstroNova, Inc., a publicly-traded provider of data visualization technology. Before joining NetScout, Ms. Bua served as Executive Vice President, Finance & Treasurer of American Tower Corporation, where she was a critical contributor to multiple equity and debt financings and numerous acquisitions that helped the company to more than double in revenue and become a leading provider of infrastructure for the wireless telecommunications industry. Prior to American Tower, Ms. Bua spent nine years at Iron Mountain, Inc., in various capacities including as Senior Vice President, Chief Accounting Officer, and Worldwide Controller. During her tenure, Iron Mountain successfully consolidated the records management industry, growing from annual revenue of $100 million to over $2 billion through more than 100 acquisitions. Previously, she held senior positions at Duracraft Corp. and Keithley Instruments. She was a management consultant at Ernst & Young and an auditor at KPMG. Ms. Bua earned her Bachelor of Science in Business Administration, summa cum laude, from Bryant College and her Masters of Business Administration from the University of Rhode Island.

John W. Downing has served as NetScout’s Executive Vice President, Worldwide Sales Operations since September 2015, and served as Senior Vice President, Worldwide Sales Operations from 2007 until September 2015. In this role, Mr. Downing is responsible for directing NetScout’s sales leadership in both the service provider and enterprise markets. Under Mr. Downing’s direction, NetScout has built long-term relationships with leading telecommunications service providers, government agencies and many of the world’s largest corporations. He joined NetScout in 2000 as Vice President, Sales Operations, instituting and refining key go-to-market programs and sales processes that have underpinned the Company’s revenue growth during the past 19 years. Prior to NetScout, from April 1998 until September 2000, Mr. Downing served as Vice President of Sales at Genrad Corporation, a $300 million manufacturer of electronic testing equipment and production solutions, and was Vice President of North American Sales from January 1996 until March 1998. Mr. Downing earned a Bachelor of Science in Engineering (BSE) in Computer Science and Applied Mathematics from Tufts University and a Master’s in Business Administration from Suffolk University.

Non-Employee Directors

Robert E. Donahue has been a NetScout director since March 2013. He served on the board of directors of Sycamore Networks, Inc., an intelligent optical networking and multiservice access provider, from July 2007 until October 2014. Mr. Donahue served on the board of directors of Cybersource Corporation, a leading provider of electronic payment and risk management solutions, from November 2007 to August 2010. From August 2004 to November 2007, Mr. Donahue served as the President and Chief Executive Officer of Authorize.Net Holdings, Inc. (formerly Lightbridge Inc.), a leading transaction processing company, before it was acquired by Cybersource Corporation in November 2007. Mr. Donahue also served as a member of Authorize.Net’s board of directors from January 2004 until November 2007. The Company’s Nominating and Corporate Governance Committee believes that Mr. Donahue’s industry knowledge and his service on other public company boards provide deep experience to the Company and qualify him to serve as a director of the Company.

John R. Egan has been a NetScout director since October 2000 and serves as NetScout’s Lead Independent Director. Mr. Egan is a founding managing partner of Egan-Managed Capital, L.P., a Boston-based venture capital fund specializing in New England, information technology, and early-stage investments, which began in the fall of 1996, and is a managing partner of Carruth Associates. From 1992 until 2016, he was a member of the Board of Directors at EMC Corporation, a publicly-held provider of computer storage systems and software prior to its acquisition by Dell. From 2007 until 2016, Mr. Egan also served as a member of the Board of Directors at VMWare, a leader in virtualization and cloud infrastructure. Since 2011, Mr. Egan has served as a member of the Board of Directors and currently serves as Non-Executive Chairman of the Board of Directors and serves on the Nominating and Corporate Governance Committee and M&A Committee at Progress Software Corp., a global software company. Since 2012, Mr. Egan has served as Lead Director of the Board of Directors of Verint Systems, Inc., a publicly-held provider of systems to the internet security market, where he is currently the Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation Committee. Mr. Egan formerly served on the Board of Trustees at Boston College until 2018 and currently serves as a director for two other privately held companies. The Company’s Nominating and Corporate Governance Committee believes that Mr. Egan’s extensive understanding and involvement in the information technology industry together with his executive leadership roles and his service on other public company boards provide deep experience to the Company and qualify him to serve as a director of the Company.

Alfred Grasso has been a NetScout director since April 2018. Mr. Grasso is the past President and Chief Executive Officer of the MITRE Corporation, a position he held from 2006 to 2017 and he continues to serve as a Consultant for the company. Mr. Grasso’s experience includes service on the boards of a number of scientifically-driven organizations and non-profit institutions. Mr. Grasso was elected to the Board of Trustees of Riverside Research in 2019. He is a member of the Defense Science Board and a former member of the Army Science Board. He currently serves as the industry co-chair of the National Academy of Science’s Government, University and Industry Research Roundtable and he is a member of the Virginia Tech Hume Center Advisory Board. Mr. Grasso is a Permanent Director and Executive Committee member of the Armed Forces Communications and Electronics Association (AFCEA) International’s Board of Directors and served as Chairman from 2012 to 2014 and vice chairman from 2010 to 2012. Mr. Grasso is the former President of the Board of the National GEM Consortium, a non-profit organization that promotes the participation of under-represented groups in the science, technology, engineering and math fields. He has served as a Trustee of the George Mason University Foundation, a member of the Stevens Institute Systems Engineering Research Center Advisory Board, the University of Virginia’s Department of Systems and Information Engineering Advisory Board, Howard University’s College of Engineering, Architecture and Computer Sciences Board of Visitors, and the Northern Virginia Technology Council. The Company’s Nominating and Corporate Governance Committee believes that Mr. Grasso’s experience as Chief Executive Officer of the MITRE Corporation provides deep government sector and global business experience to the Company, and his board and leadership experience with numerous other scientific, technical, and other organizations, qualify him to serve as a director of the Company.

Joseph G. Hadzima, Jr. has been a NetScout director since July 1998. Mr. Hadzima has been a Managing Director of Main Street Partners, LLC, a venture capital investing and technology commercialization company, since April 1998. Since 2000, he has also been President of IPVision, Inc., a Main Street Partners portfolio company that provides intellectual property analysis systems and services. Mr. Hadzima is also a Senior Lecturer at MIT Sloan School of Management, of counsel at a law firm, and serves as a director on two private company boards. The Company’s Nominating and Corporate Governance Committee believes that Mr. Hadzima’s experience with emerging technology companies, his prior legal experience, and his service on other boards provide the Company with valuable business perspective and insight into emerging technologies that may affect the business and strategies of the Company and qualify him to serve as a director of the Company.

Christopher Perretta has been a NetScout director since September 2014. Most recently, Mr. Perretta served as chief information and operations officer at MUFG Americas Holdings Corporation and its U.S. banking subsidiary, MUFG Union Bank, N.A. from April 2016 to January 2019. Previously, he served as Executive Vice President and Chief Information Officer at State Street Corporation from September 2007 until April 2016 and as a member of State Street Corporation’s Management Committee from February 2013 until April 2016. From December 1996 to September 2007, Mr. Perretta served in various roles at General Electric Corporation, including as Chief Information Officer for the North American Consumer Financial Services unit, Chief

Technology Officer for General Electric Capital, and, from January 2003 to September 2007, as Chief Information Officer of General Electric Commercial Finance. Mr. Perretta has also served as a member of the board of directors of a privately-held technology company and the Advanced Cyber Security Center. The Company’s Nominating and Corporate Governance Committee believes that Mr. Perretta’s experience with various Fortune 500 companies and his service on other boards provide the Company with valuable business perspective and insight into global issues that may affect the business and strategies of the Company and qualify him to serve as a director of the Company.

Susan L. Spradley has been a NetScout director since April 2018. Ms. Spradley is a partner in the Tap Growth Group, a position she has held since August 2017, and the Chief Executive Officer of Motion Intelligence, Inc., a private company, which she joined in December 2017. From January 2013 to January 2017, she served in various roles at Viavi Solutions Inc. (formerly JDS Uniphase), most recently as Executive Vice President and General Manager of Product Line Management and Design. Prior to 2013, Ms. Spradley served as Chief Executive Officer and Executive Director of US Ignite, a White House and National Science Foundation initiative focused on applications for smart city implementation. Ms. Spradley also held senior leadership roles at Nokia Siemens Networks, and Nortel Networks prior to that. Ms. Spradley currently serves on the Board of Directors of Qorvo, Inc. (Nasdaq: QRVO), a provider of innovative RF solutions, and Avaya Holdings Corp. (NYSE: AVYA), a digital communications software, services and devices company, and serves as Chairman of the Board of Directors of US Ignite. The Nominating and Corporation Governance Committee believes that Ms. Spradley’s executive experience, as well as her experience with technology companies and service on other public company boards, provide valuable insights into issues that affect the Company’s business and qualify her to serve as a director of the Company.

Vivian Vitale has been a NetScout director since February 2019. Ms. Vitale operates a consulting practice assisting organizations in the development of human resources and people management practices, a role she has held since April 2018. From April 2012 until March 2018, she served as Executive Vice President of Human Resources at Veracode, Inc., continuing in her role through Veracode, Inc.’s acquisition by CA Technologies in March 2017. Prior to 2012, Ms. Vitale served as Senior Vice President at Care.com, an on-line provider of support services to families. Ms. Vitale has also held senior leadership roles at RSA Security, Unica Corporation and IBM prior to that. Ms. Vitale currently serves on the Board of Directors of Vera3, an investment firm, and on the Advisory Board of Surprise HR, an early stage company which provides an employee recognition product. Ms. Vitale holds a bachelor’s degree in communications from the University of Connecticut and a master’s degree in corporate and political communication from Fairfield University. The Nominating and Corporation Governance Committee believes that Ms. Vitale’s extensive experience and insight in talent management and human resources operations qualifies her to serve as a director of the Company.

There are no family relationships among any of our executive officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of the Record Date by each Named Executive Officer named in the Summary Compensation Table, each director and nominee for director, all executive officers and directors as a group, all those known by us to be beneficial owners of more than 5% of our common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class Beneficially Owned
Anil K. Singhal(2)	2,533,197	3.33%
Michael Szabados(3)	68,593	*
Jean Bua(4)	83,916	*
John W. Downing(5)	123,172	*
Robert E. Donahue(6)	24,977	*
John R. Egan(7)	88,740	*
Alfred Grasso(8)	9,000	*
Joseph G. Hadzima, Jr.(9)	120,798	*
Christopher Perretta(10)	20,771	*
Susan L. Spradley(11)	9,000	*
Vivian Vitale(12)	3,970	*
BlackRock, Inc.(13) 55 East 52nd Street New York, New York 10055	8,816,596	11.61
The Vanguard Group(14) 100 Vanguard Boulevard Malvern, PA 19335	6,963,554	9.17
Dimensional Fund Advisors LP(15) Building One 6300 Bee Cave Road Austin, Texas, 78746	6,697,908	8.82
Capital Ventures International and affiliates(16) Windward 1 Regatta Office Park, West Bay Road Grand Cayman E9 KY1-1103	5,979,994	7.88
Neuberger Berman Group LLC and affiliates(17) 1290 Avenue of the Americas New York, New York 10104	5,382,244	7.09
Brown Capital Management, LLC(18) 1201 N. Calvert Street Baltimore, Maryland 21202	4,930,426	6.49
AllianceBernstein L.P.(19) 1345 Avenue of the Americas New York, New York 10105	4,167,039	5.49
CIBC Private Wealth Management(20) 3290 Northside Parkway, 7th Floor Atlanta, GA 30327	4,596,467	6.05
All executive officers and directors as a group (11 persons)(21)	3,086,134	4.06

*	Represents less than one percent of class.
(1)

Under applicable SEC rules and regulations, a person is considered to beneficially own our common stock if such person either has the sole or shared power with any other person to either vote or dispose of such common stock. As a result, more than one person may be reported as the beneficial owner of any particular share of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock issuable by the Company to a person or entity named below pursuant to restricted stock units which may vest within 60 days of the Record Date are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Unless otherwise noted, the address of each person listed on the table is c/o NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886, and each person has either sole or shared voting or dispositive power over the shares shown below as beneficially owned by such person.

(2)

Includes 42,500 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date and 143,390 shares held by a charitable foundation of which Mr. Singhal and his spouse are trustees. As of the Record Date, Mr. Singhal’s spouse did not beneficially own at least five percent of the Company’s outstanding common stock, and therefore the 1,074,028 shares held by trusts of which Mr. Singhal’s spouse is deemed the beneficial owner are reported herein by Mr. Singhal. This amount does not include an aggregate of 776,887 shares held in a trust for the benefit of Mr. Singhal’s children for which neither Mr. Singhal nor his spouse is a trustee, and 66,134 shares held in a trust for the benefit of Mr. Singhal’s nieces and nephews for which neither Mr. Singhal nor his spouse is a trustee.

(3)	Includes 25,000 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(4)	Includes 22,500 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(5)	Includes 22,500 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(6)	Includes 7,000 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(7)	Includes 7,000 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(8)	Includes 7,000 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(9)	Includes 7,000 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(10)	Includes 7,000 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(11)	Includes 7,000 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(12)	Includes 3,970 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(13)

This information is based solely on a Schedule 13G/A filed with the SEC on January 31, 2019 (the “BlackRock 13G”). According to the Blackrock 13G, as of December 31, 2018, BlackRock, Inc. had the sole power to vote 8,816,596 shares and sole dispositive power over 8,816,596 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock reported on the BlackRock 13G. The BlackRock 13G provides information only as of December 31, 2018 and, consequently, the beneficial ownership of the aforementioned entity may have changed between December 31, 2018 and the Record Date.

(14)

This information is based solely on a Schedule 13G/A filed with the SEC on February 11, 2019 (the “Vanguard 13G”). According to the Vanguard 13G, as of December 31, 2018, The Vanguard Group had sole power to vote 74,643 shares, shared power to vote 11,893 shares, sole dispositive power over 6,885,866 shares and shared dispositive power over 77,688 shares. According to the Vanguard 13G, as of December 31, 2018, The Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of The Vanguard Group, Inc., was the beneficial owner of 65,795 shares as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd. (“VIA”), a wholly owned subsidiary of The Vanguard Group, Inc., was the beneficial owner of 20,741 shares as a result of its serving as investment manager of Australian investment offerings. The Vanguard 13G provides information only as of December 31, 2018 and, consequently, the beneficial ownership of the aforementioned entity may have changed between December 31, 2018 and the Record Date.

(15)	This information is based solely on a Schedule 13G filed with the SEC on February 8, 2019 (the “Dimensional 13G”). According to the Dimensional 13G, as of December 31, 2018, Dimensional Fund

Advisors LP had the sole power to vote 6,697,908 shares and sole dispositive power over 6,697,908 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934. The Dimensional 13G provides information only as of December 31, 2018 and, consequently, the beneficial ownership of the aforementioned entity may have changed between December 31, 2018 and the Record Date.
(16)

Based solely on a Schedule 13G/A filed with the SEC on February 12, 2016. Capital Ventures International has the sole power to vote 5,337,701 of such shares, shared power to vote 5,979,994 of such shares, sole dispositive power over 5,337,701 of such shares and shared dispositive power over 5,979,994 of such shares. Susquehanna Advisors Group, Inc. has shared power to vote 5,979,994 of such shares and shared dispositive power over 5,979,994 of such shares. G1 Execution Services, LLC has the sole power to vote 139 of such shares, shared power to vote 5,979,994 of such shares, sole dispositive power over 139 of such shares and shared dispositive power over 5,979,994 of such shares. Susquehanna Fundamental Investments, LLC has shared power to vote 5,979,994 of such shares and shared dispositive power over 5,979,994 of such shares. Susquehanna Securities has the sole power to vote 642,154 of such shares, shared power to vote 5,979,994 of such shares, sole dispositive power over 642,154 of such shares and shared dispositive power over 5,979,994 of such shares. Susquehanna Advisors Group, Inc. is the investment manager to Capital Ventures International and as such may exercise voting and dispositive power over the 5,337,701 shares directly owned by Capital Ventures International. G1 Execution Services, LLC and Susquehanna Securities are affiliated independent broker-dealers which, together with Capital Ventures International, Susquehanna Advisors Group, Inc. and Susquehanna Fundamental Investments, LLC may be deemed a group and therefore deemed to share voting and dispositive power over all such shares, although each has disclaimed beneficial ownership of shares held by the others.

(17)

This information is based solely on a Schedule 13G/A filed with the SEC on February 13, 2019 by Neuberger Berman Group LLC on behalf of itself and on behalf of Neuberger Berman Investment Advisers LLC and Neuberger Berman Equity Funds (the “Neuberger 13G”). According to the Neuberger 13G, as of December 31, 2018, Neuberger Berman Group LLC had the shared power to vote or direct the vote of 5,341,624 shares and shared power to dispose of or direct the disposition of 5,382,244 shares, Neuberger Berman Investment Advisers LLC had the shared power to vote or direct the vote of 5,341,624 shares and shared power to dispose of or direct the disposition of 5,382,244 shares, and Neuberger Berman Equity Funds had the shared power to vote or direct the vote of 3,794,138 shares and shared power to dispose of or direct the disposition of 3,794,138 shares. Neuberger Berman Group LLC and its affiliates may be deemed to be beneficial owners of securities for purposes of Exchange Act Rule 13d-3 because they or certain affiliated persons have shared power to retain, dispose of or vote the securities of unrelated clients. Neuberger Berman Group LLC or its affiliated persons do not, however, have any economic interest in the securities of those clients. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No one client has an interest of more than 5% of the issuer. In addition to the holdings of individual advisory clients, Neuberger Berman Investment Advisers LLC serves as investment manager of Neuberger Berman Group LLC’s various registered mutual funds which hold such shares. The holdings belonging to clients of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC are also aggregated to comprise the holdings referenced in the Neuberger 13G.

This amount also includes shares from individual client accounts over which Neuberger Berman Investment Advisers LLC has shared power to dispose but does not have voting power over these shares. The holdings of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC, are also aggregated to comprise the holdings referenced in the Neuberger 13G. Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC and certain affiliated persons may be deemed to beneficially own the securities covered by the Neuberger 13G in their various fiduciary capacities by virtue of the provisions of Exchange Act Rule 13d-3. Neuberger Berman Group LLC, through its subsidiaries Neuberger Berman Fixed Income Holdings LLC, NB Alternatives Holdings LLC and Neuberger Trust Holdings LLC controls Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC and certain affiliated persons. Each of Neuberger Berman Group LLC, Neuberger Berman Fixed Income Holdings LLC, NB Alternatives Holdings LLC, Neuberger Trust Holdings LLC, Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC and certain affiliated persons disclaim beneficial ownership of the securities covered by the Neuberger 13G. The Neuberger 13G provides information only as of December 31, 2018 and, consequently, the beneficial ownership of the aforementioned entities may have changed between December 31, 2018 and the Record Date.
(18)

This information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2019 (the “Brown 13G”). According to the Brown 13G, as of December 31, 2018, Brown Capital Management, LLC had the sole power to vote 3,114,795 shares and sole dispositive power over 4,930,426 shares. The Brown 13G provides information only as of December 31, 2018 and, consequently, the beneficial ownership of the aforementioned entity may have changed between December 31, 2018 and the Record Date.

(19)

This information is based solely on a Schedule 13G filed with the SEC on February 13, 2019 (the “AllianceBernstein 13G”). According to the AllianceBernstein 13G, as of December 31, 2018, AllianceBernstein L.P. had the sole power to vote 3,525,109 shares, sole dispositive power over 4,082,089 shares and shared dispositive power over 84,950 shares. The AllianceBernstein 13G provides information only as of December 31, 2018 and, consequently, the beneficial ownership of the aforementioned entity may have changed between December 31, 2018 and the Record Date.

(20)

This information is based solely on a Schedule 13G/A filed with the SEC on February 8, 2019 (the “CIBC 13G”). According to the CIBC 13G, as of December 31, 2018, CIBC Private Wealth Management had the sole power to vote 4,596,467 shares and sole dispositive power over 4,596,467 shares. The CIBC 13G provides information only as of December 31, 2018 and, consequently, the beneficial ownership of the aforementioned entity may have changed between December 31, 2018 and the Record Date.

(21)	Includes an aggregate of 158,470 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board is currently chaired by the President and Chief Executive Officer of the Company, Mr. Singhal. The Board believes combining the position of Chief Executive Officer and Chairman is in the best interest of the Company and its stockholders. As one of the co-founders of the Company, Mr. Singhal provides extensive technology vision, industry expertise and leadership; historical knowledge of the Company, its customers, and solutions; and a deep understanding of the opportunities and challenges facing the Company today. Those attributes, together with his combined role, place him in the best position to ensure that the Board and management act with a common purpose to execute the Company’s strategic initiatives and business plans. To reinforce director independence and provide for leadership separate from the Chairman, our Board appointed Mr. Egan as Lead Independent Director.

Director Independence

Our Board has determined that each of Messrs. Donahue, Egan, Grasso, Hadzima and Perretta, Ms. Spradley and Ms. Vitale is, and Mr. Mullarkey (who served on our Board of Directors until February 2019) was, independent within the meaning of the director independence standards of The Nasdaq Stock Market LLC, or Nasdaq, and the SEC. Furthermore, our Board has determined that each current member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee of our Board, and each director who served as a member of any of the foregoing committees of the Board during the fiscal year ended March 31, 2019 is, or, in the case of Mr. Mullarkey, was, independent within the meaning of the Company’s, Nasdaq’s, and the SEC’s independence standards, as applicable.

Executive Sessions of Independent Directors

Our Board holds executive sessions of the independent members of our Board following each regularly scheduled in-person meeting of our Board. The Lead Independent Director, currently Mr. Egan, chairs the executive sessions.

Policies Governing Director Nominations

Director Qualifications

Our Nominating and Corporate Governance Committee is responsible for reviewing with our Board the appropriate qualities, skills, and characteristics desired of Board members in the context of the needs of the business and current make-up of our Board. This assessment includes consideration of the following minimum qualifications that our Nominating and Corporate Governance Committee believes must be met by all directors:

•	directors must be individuals of the highest ethical character and integrity and share our values as reflected in our Code of Business Conduct;

•	directors must have reputations, both personal and professional, consistent with our image and reputation;

•	directors must be free of conflicts of interest that would interfere with the proper performance of the responsibilities of a director;

•	directors must have the ability to exercise sound business judgment;

•	directors must be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and/or committee member, as the case may be;

•

directors must have substantial business or professional experience and expertise and be able to offer meaningful and practical advice and guidance to our management based on that experience and expertise; and

•	directors must have a commitment to enhancing stockholder value.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills, and characteristics when evaluating director nominees, such as:

•

an understanding of and experience in the network application/performance management solutions market, the market for networking solutions generally, and related accounting, legal, finance, product, sales and/or marketing matters;

•	experience on other public or private company boards, unless a director otherwise provides complementary capabilities or qualifies as an “audit committee financial expert” under the rules of the SEC;

•	leadership experience with public companies or other major organizations; and

•

diversity of the Board, taking into account the business and professional experience, educational background, reputation, industry expertise across various market segments and technologies relevant to our business, as well as other relevant attributes of the candidates.

Board members are expected to prepare for, attend, and participate in Board meetings and meetings of committees on which they serve. In addition, directors must stay abreast of our business and markets.

Process for Identifying and Evaluating Director Nominees

The Board is responsible for nominating persons for election as directors of the Company. Our Board delegates the initial selection process to our Nominating and Corporate Governance Committee, with the expectation that other members of our Board, and of management, will take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisers, or through such other methods as our Nominating and Corporate Governance Committee deems to be helpful to identify candidates. The Nominating and Corporate Governance Committee seeks to identify and recruit diverse candidates (including women and minority candidates), as part of the search process for new Board members. Once candidates have been identified, our Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee and set forth in the Corporate Governance Guidelines. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then meets to discuss and evaluate the qualities and skills of each candidate in light of the criteria set forth above or established by the Nominating and Corporate Governance Committee from time to time, both on an individual basis and taking into account the overall composition and needs of our Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for our Board’s approval as director nominees for election to the Board. The Nominating and Corporate Governance Committee also recommends candidates for the Board’s appointment to the committees of our Board.

Stockholder Recommendations for Nominees As Directors, Director Nominations and the Proposal of Other Business

Our Nominating and Corporate Governance Committee will consider recommendations for candidates for nominees as directors and proposals for business other than director recommendations that are properly submitted by stockholders. Any recommendation of a nominee for the Board or any proposal for business other than director recommendations by our stockholders with respect to our Annual Meeting of Stockholders for the fiscal year ended March 31, 2020, or the 2020 Annual Meeting, must be submitted in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary, and must be received by us and comply with the requirements set forth in our Corporate Governance Guidelines. Stockholders may also nominate directors or submit proposals for business other than director nominations by following the detailed requirements set forth in our by-laws, as the same may be amended from time to time.

Any communication with respect to nominees as directors should (i) describe why the candidate meets the Board’s criteria described above; (ii) include the candidate’s and recommender’s names and addresses and provide biographical information about the recommended candidate that would be required to be disclosed in solicitations of proxies for election of directors; (iii) include the proposed nominee’s written consent to serve as a nominee, if nominated, and as a director, if elected; and (iv) contain any additional information otherwise required by Regulation 14A under the Exchange Act.

Any communication with respect to the proposal of business other than director nominations should include, among other matters required by our by-laws, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder or any stockholder associated person (as defined in our by-laws), if any, on whose behalf the proposal is made.

The requirements for stockholder director nominations and proposals other than director nominations appear in our by-laws. Only such individuals who are nominated in accordance with the procedures described above and in our by-laws will be eligible for election by stockholders as directors and only such business brought before the meeting in accordance with the procedures set forth above and in our by-laws will be conducted at a meeting of stockholders. We have not received any stockholder recommendations or nominations with respect to our Annual Meeting.

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary, and must be received by us no later than March 26, 2020. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Exchange Act. If you wish to submit a proposal for the 2020 Annual Meeting but not have it included in next year’s proxy materials for such meeting or wish to nominate a director, you must submit such proposal or nomination in writing to our principal executive offices at the address noted above, which must be received by us no earlier than the close of business of May 15, 2020 and no later than the close of business of June 14, 2020 and must satisfy the requirements described above and in our by-laws. In order to curtail controversy as to the date on which a proposal was received by us, we suggest that you submit your proposals by registered mail, return receipt requested.

Policy Governing Security Holder Communications with the Board of Directors

The Board provides to every stockholder the ability to communicate with the Board as a whole and with individual directors through an established process for security holder communication (as that term is defined by the rules of the SEC) as follows:

For communications directed to the Board as a whole or to a specific member of the Board, stockholders may send such communications to the attention of the Chairman of the Board with respect to general communications or to the attention of the specific director, in each case, by one of the three methods listed below:

By U.S. mail (including courier or other expedited delivery service): NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886 Attn: [Chairman of the Board]/[Individual Director], c/o Investor Relations

By facsimile: (978) 614-4004, Attn: [Chairman of the Board]/[Individual Director], c/o Investor Relations

By email: ir@netscout.com

We will forward any such stockholder communications to the Chairman of our Board, as a representative of our Board, and/or to the director to whom the communication is addressed.

Policy Governing Director Attendance at Annual Meetings of Stockholders

Our policy is that one of the regularly scheduled in-person meetings of our Board will be scheduled on the same day as our annual meeting of stockholders, and all directors are encouraged to attend our annual meeting of stockholders. All of the then members of our Board, except for James Lico (whose term expired at the conclusion of the 2018 Annual Meeting) and Vincent Mullarkey, attended the 2018 Annual Meeting, either in-person or via teleconference.

Code of Ethics

We have adopted a code of ethics as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, which applies to all of the employees, officers, and directors of the Company and our subsidiaries, including our principal executive officer, principal financial officer, principal accounting officer, and controller, and persons performing similar functions. A current copy of the Code of Business Conduct is available at the Corporate Governance section of our website at http://ir.netscout.com/. NetScout intends to disclose amendments to or waivers from provisions of the Code of Business Conduct that apply to our principal executive officer, principal financial officer, principal accounting officer, or controller, and persons performing similar functions, by posting such information on our website, available at http://ir.netscout.com/.

For more corporate governance information, you are invited to visit the Corporate Governance section of our website, available at http://ir.netscout.com/. Contents of our website are not part of or incorporated by reference into this proxy statement.

Majority Vote Policy

It is the policy of NetScout that any nominee for election to the Board who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating and Corporate Governance Committee’s recommendation.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The table below indicates the composition of each of the committees of our Board of Directors:

		Audit Committee	Compensation Committee	Nomination & Governance Committee	Finance Committee
INDEPENDENT DIRECTORS

Robert E. Donahue

John R. Egan

Alfred Grasso

Joseph G. Hadzima, Jr.

Christopher Perretta

Susan L. Spradley

Vivian Vitale

INSIDE DIRECTORS

Anil K. Singhal

Michael Szabados	V

Chairman of the Board

Chairperson	Member	Financial Expert	V Vice Chair of the Board

Board of Directors

The Board met eight times during the fiscal year ended March 31, 2019, or fiscal year 2019. Each of the directors attended at least 75% of the aggregate of (i) total number of meetings of our Board and (ii) the total number of meetings held by all committees of the Board on which such director served during fiscal year 2019. The Board has standing Audit, Compensation, Nominating and Corporate Governance, and Finance Committees.

Audit Committee

Current Members

Messrs. Donahue (Chair)

Egan

Hadzima

Ms.        Spradley

Meetings

Eight meetings during the fiscal year ended March 31, 2019.

A copy of the Audit Committee Charter can be found at
http://ir.netscout.com/

Audit Committee Designated “Financial Expert” is Mr. Donahue.

Ms. Spradley was appointed to the Audit Committee in May 2018. Mr. Hadzima was re- appointed to the Audit Committee in October 2018. Mr. Mullarkey concluded his service to the Audit Committee in October 2018.

Responsibilities

Discharging the responsibilities of the Board relating to, among other items:

•  Reviewing and overseeing the financial reports we provide to the SEC, our stockholders, and general public and our accounting policies, internal accounting controls, internal control over financial reporting, auditing functions, and financial reporting practices

•  Appointing, and ensuring the independence of, our independent auditor and thereby furthering the integrity of our financial reporting

•  Establishing and overseeing procedures designed to facilitate the receipt, retention, and handling of complaints regarding disclosure controls and procedures, internal control over financial reporting and accounting, internal accounting control, or auditing matters; and the receipt of confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters

•  Reviewing and monitoring our compliance with the related party transaction approval policy

•  Reviewing and monitoring our compliance programs and related enterprise risk management programs

•  Reviewing and overseeing our internal audit function

Independence: Our Board has determined that each current member of our Audit Committee is, and each member of our Audit Committee during fiscal year 2019 was, independent within the meaning of Nasdaq’s director independence standards and the SEC’s heightened director independence standards for audit committee members.

Compensation Committee

Current Members

Messrs. Egan (Chair)

Donahue

Grasso

Perretta

Meetings

Six meetings during the fiscal year ended March 31, 2019.

A copy of the Compensation Committee Charter can be found at http://ir.netscout.com/

Mr. Egan was appointed as Chair of the Audit Committee in September 2018. Mr. Grasso was appointed to the Compensation Committee in September 2018. Mr. Hadzima concluded his service to the Compensation Committee in September 2018.

Responsibilities

Discharging the responsibilities of the Board relating to, among other items:

•  Establishing the compensation of our executives other than the Chief Executive Officer

•  Reviewing and making recommendations to the Board with respect to the compensation of our Chief Executive Officer

•  Administering our incentive compensation, stock plans, benefit plans, and human resources activities

•  Reviewing with our management and recommending for inclusion in our proxy statements and incorporation by reference in our Annual Reports on Form 10-K the Compensation Disclosure and Analysis

•  Reviewing and considering the results of any advisory vote on executive compensation

•  Managing compensation policy and practice-related risk

Independence: The Board has determined that each current member of our Compensation Committee is, and each member of our Compensation Committee during fiscal year 2019 was, independent within the meaning of Nasdaq’s director independence standards and is a “non-employee director” as defined by applicable SEC rules and regulations.

Nominating and Corporate Governance Committee

Current Members

Messrs. Hadzima (Chair)

Grasso

Perretta

Spradley

Meetings

Two meetings during the fiscal year ended March 31, 2019.

A copy of the Nominating and Corporate Governance Committee Charter can be found at http://ir.netscout.com/

Mr. Hadzima was appointed as Chair of the Nominating and Corporate Governance Committee in September 2018. Mr. Egan concluded his service to the Nominating and Corporate Governance Committee in September 2018. Mr. Grasso was appointed to the Nominating and Corporate Governance Committee in May 2018. Ms. Spradley was appointed to the Nominating and Corporate Governance Committee in October 2018.

Responsibilities

Discharging the responsibilities of the Board relating to, among other items:

•  Identifying individuals qualified to become directors

•  Recommending to our Board the director nominees for election

•  Monitoring compliance with and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines

Independence: The Board has determined that each current member of the Nominating and Corporate Governance Committee is, and each member of our Nominating and Corporate Governance Committee during fiscal year 2019 was, independent within the meaning of Nasdaq’s director independence standards.

Finance Committee

Current Members

Messrs. Grasso (Chair)

Donahue

Egan

Hadzima

Meetings

Two meetings during the fiscal year ended March 31, 2019.

Mr. Grasso was appointed as Chair of the Finance Committee in October 2018. Mr. Mullarkey concluded his service to the Finance Committee in October 2018.

Responsibilities

Discharging the responsibilities of the Board relating to, among other items:

•  Considering strategic initiatives and other opportunities that may become available to the Company from time to time and such other tasks as the Board may designate from time to time.

Independence: The Board has determined that each member of the Finance Committee is independent within the meaning of Nasdaq’s director independence standards.

Report of Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2019 with our management and PricewaterhouseCoopers LLP (PwC), our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. PwC is responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by PCAOB and has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with PwC their independence.

Based on its reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 for filing with the SEC.

Respectfully submitted by the Audit Committee

Robert E. Donahue, Chair

John R. Egan

Joseph G. Hadzima, Jr.

Susan J. Spradley

The Board’s Role in Risk Oversight

The Board administers risk management and oversight through the Board as a whole, as well as through various Board committees that address risks inherent in their respective areas of oversight. The Board seeks to ensure that risk management principles are incorporated in our strategic planning and management processes and oversees our enterprise risk management program. This comprehensive approach is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval, and decision-making.

The Board monitors the information it receives and requests from management and provides oversight and guidance to our senior management team concerning the assessment and management of risk. The Board approves the Company’s high-level goals, strategies, and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in its oversight of management’s implementation of our goals, strategies and policies.

Our senior executives regularly attend meetings of the Board and its committees and provide the Board and its committees with reports regarding our operations, strategies, and objectives, and the risks inherent within them. Board and committee meetings also provide a forum for directors to discuss issues with, request additional information from, and provide guidance to, senior management. In addition, our directors have direct access to senior management to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues regularly attend Board and committee meetings to provide additional insight into items being discussed, including risk exposures.

1

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Board has delegated oversight for matters involving certain specific areas of risk exposure to its three principal committees. Each committee reports to the Board at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight. Each committee is also authorized and empowered to retain independent advisors as the committee deems appropriate to discharge its responsibilities under such committee’s charter.

The Audit Committee oversees the integrity of our financial statements, reporting process and internal controls, the relationship with our independent registered public accounting firm, including their qualifications, independence and performance, and the Company’s corporate finance matters, including its capital structure. The Audit Committee also provides oversight with respect to our risk management process and litigation and compliance programs, discussing with management our significant financial risk exposures, steps management has taken to monitor, control, and report such exposures, and our policies with respect to risk assessment and risk management.

The Audit Committee oversees our enterprise risk management program, in which the Company has identified strategic, operational, financial, and legal risks as well as emerging risks, considering the likelihood and magnitude of such risks and other criteria management deems appropriate in consultation with the Audit Committee. Under the program, management identifies and evaluates the effectiveness of risk management and mitigation methods and periodically reports to the Audit Committee and at least annually to the Board to allow the Audit Committee and Board to monitor and manage our ongoing enterprise risk management process.

Our Compensation Committee is responsible primarily for the design and oversight of our executive compensation policies, plans and practices. A key objective of the Compensation Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of our executives with our stockholders. The Compensation Committee also monitors the design and administration of our overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees. Elements of our executive compensation program that mitigate excessive risk taking, such as our combination of short and long-term incentives, are described below in the Compensation Discussion and Analysis.

The Nominating and Corporate Governance Committee oversees risks related to our corporate governance, including Board and director performance, director succession, director education, and our Corporate Governance Guidelines and other governance documents. The Nominating and Corporate Governance Committee also oversees our overall compliance program.

COMPENSATION AND OTHER INFORMATION

CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

The following summary compensation table sets forth the total compensation paid or accrued for the fiscal year ended March 31, 2019 to our Chief Executive Officer, Chief Financial Officer, and each of our two other most highly compensated executive officers during the fiscal year ended March 31, 2019. The executives listed below may be referred to as our “Named Executive Officers.”

Summary Compensation Table for Fiscal Year 2019

Name and Principal Position	Fiscal Year	Salary($)	Stock Awards(1)($)	Non-Equity Incentive Plan Compensation($)	All Other Compensation(2)($)	Total($)
Anil K. Singhal	2019	500,000	1,836,000	333,200	76,334	2,745,534
Chairman, Chief Executive Officer, and President	2018	456,250	2,085,000	0	71,747	2,612,997
	2017	325,000	1,451,400	520,800	69,204	2,366,404

Michael Szabados	2019	360,000	1,071,000	168,008	25,233	1,624,241
Chief Operating Officer	2018	338,750	1,216,250	0	21,944	1,576,944
	2017	275,000	846,650	240,000	17,805	1,379,455

Jean Bua	2019	330,000	918,000	154,008	23,252	1,425,260
Executive Vice President, Chief Financial Officer, Chief Accounting Officer, and Treasurer	2018	313,752	1,042,500	0	14,210	1,370,462
	2017	265,008	725,700	168,000	13,050	1,171,758

John W. Downing(3)	2019	240,000	918,000	230,447	15,164	1,403,611
Executive Vice President, Worldwide Sales Operations	2018	239,375	1,042,500	103,687	16,376	1,401,938
	2017	237,500	725,700	215,372	14,249	1,192,821

(1)

Amounts shown represent the aggregate full grant date fair value of RSUs calculated in accordance with FASB ASC 718. The grant date fair value of the RSU awards was calculated by multiplying the closing price of our common stock on the Nasdaq Global Select Market on the date of grant by the number of RSUs granted. The fair value shown above may not be indicative of the value realized on the date the RSUs vest due to variability in the share price of our common stock.

(2)

Includes 401(k) contributions made by the Company on behalf of the Named Executive Officer. See the All Other Compensation Table below for additional information. The present value of Mr. Singhal’s retirement benefits decreased from $1,600,000 in fiscal year 2018 to $1,237,949 in fiscal year 2019 as a result of a decrease in healthcare costs and a change in the discount rate applied.

(3)

The information presented for Mr. Downing under the “Non-Equity Incentive Plan Compensation” column consists of sales commissions and annual incentive bonus awards for the fiscal years ended March 31, 2017 and 2019, and sales commissions for the fiscal year ended March 31, 2018.

Option Awards. We did not make any option grants during the fiscal years ended March 31, 2017, 2018, or 2019 to any of our Named Executive Officers. Therefore, we have omitted this column.

Nonqualified Deferred Compensation Earnings. We currently do not provide a non-qualified defined contribution plan or other deferred compensation plan to any of our Named Executive Officers.

All Other Compensation Table for Fiscal Year 2019

Name	Fiscal Year	Car Usage($)	Financial and Legal Counseling($)	401(k) Match($)	Other(1)($)	Total($)
Anil K. Singhal	2019	18,235	38,836	8,250	11,014	76,334
Michael Szabados	2019	—	1,000	8,250	15,983	25,233
Jean Bua	2019	—	—	8,250	15,002	23,252
John W. Downing	2019	—	—	8,475	6,689	15,164

(1)

This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of All Other Compensation for the Named Executive Officer. These other benefits include the value of supplemental life insurance premiums, personal use of sporting event tickets and spousal attendance at Company sponsored events.

Grants of Plan-Based Awards in Fiscal Year 2019

The following table sets forth grants of plan-based awards to each of our Named Executive Officers for the fiscal year ended March 31, 2019:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All other Stock Awards: Number of shares of stock or units(#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Grant Type	Threshold ($)	Target ($)		Maximum ($)(1)
Anil K. Singhal	7/25/18	RSU					60,000	1,836,000
	7/3/18	Cash	—	476,000		—
Michael Szabados	7/18/18	RSU					35,000	1,095,500
	7/3/18	Cash	—	240,000		—
Jean Bua	7/18/18	RSU					30,000	939,000
	7/3/18	Cash	—	220,000
John W. Downing	7/18/18	RSU					30,000	939,000
	7/3/18	Cash	—	310,000	(4)	—

(1)

Actual non-equity incentive plan awards are made based on various factors including the Company’s overall performance, as described more fully in the Compensation Discussion and Analysis. As described below, the Company has not set prescribed maximum payments, and the possible award could exceed 100% of an individual’s target annual incentive cash bonus if the Company exceeded its goals and the individual met or exceeded his or her goals.

(2)	The reported RSUs were granted pursuant to the 2007 Plan and vest in four equal annual installments with the first installment vesting on August 1, 2019.
(3)

Amounts shown represent the aggregate full grant date fair value calculated in accordance with FASB ASC 718. The grant date fair value of the RSU awards was calculated by multiplying the closing price of our common stock on the Nasdaq Global Select Market on the date of grant by the number of RSUs granted. The fair value shown above may not be indicative of the value realized on the date the RSUs vest due to variability in the share price of our common stock.

(4)	Represents a target annual incentive cash bonus of $166,250 and target commission payment of $143,750.

During the fiscal year ended March 31, 2019, we did not make any “other stock awards” or “other option awards” and have therefore omitted those columns.

Outstanding Equity Awards at Fiscal Year 2019 End Table

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(#)(1)	Market Value of Shares or Units of Stock That Have Not Vested($)
Anil K. Singhal	7/25/18	60,000	1,684,200
	8/1/17	45,000	1,263,150
	6/1/16	30,000	842,100
	9/4/15	12,500	350,875

Michael Szabados	7/18/18	35,000	982,450
	8/1/17	26,250	736,838
	6/1/16	17,500	491,225
	9/4/15	7,500	210,525

Jean Bua	7/18/18	30,000	842,100
	8/1/17	22,500	631,575
	6/1/16	15,000	421,050
	9/4/15	7,500	210,525

John W. Downing	7/18/18	30,000	842,100
	8/1/17	22,500	631,575
	6/1/16	15,000	421,050
	9/4/15	7,500	210,525

(1)

The reported RSUs were granted pursuant to our the 2007 Plan and vest in four equal annual installments with the first installment vesting on the one year anniversary of the grant date, provided that the RSUs granted in fiscal year 2019, the first installment will vest on August 20, 2019.

Option Exercises and Stock Vested in Fiscal Year 2019 Table

The following table sets forth option exercises and vested stock awards for each of our Named Executive Officers for the fiscal year ended March 31, 2019:

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Anil K. Singhal	15,000	405,000
	15,000	402,000
	12,500	312,500
	12,500	329,500
Michael Szabados	8,750	236,250
	8,750	234,500
	7,500	187,500
	7,500	197,700
	50	1,297
Jean Bua	7,500	202,500
	7,500	201,000
	7,500	187,500
	6,250	164,750
	50	1,297
John W. Downing	7,500	202,500
	7,500	201,000
	7,500	187,500
	6,250	164,750
	50	1,297

(1)	Value is calculated by multiplying the number of shares times the closing price of a share of our common stock on the vesting date.

Potential Payments Upon Termination or Change of Control

The table below sets forth the estimated amount of payments and other benefits each Named Executive Officer would be entitled to receive upon the occurrence of the indicated event, assuming that the event occurred on March 31, 2019. The information is provided relative to the Named Executive Officer’s termination or change of control arrangements as of the Record Date and assumes such arrangements were actually in effect as of March 31, 2019. The values relating to vesting of stock options and restricted stock unit awards are based upon a per share fair market value of our common stock of $28.07, the closing price reported on the Nasdaq Global Select Market on March 29, 2019, the last trading day of the fiscal year ended March 31, 2019. Actual payments made at any future date will vary based on various factors including, salary and annual incentive bonus levels, the vesting schedules of the various equity-based awards, and the price of our common stock at the time of termination or change of control. For purposes of the payments associated with a change of control set forth in following table, we have assumed that the respective Named Executive Officer was terminated on March 31, 2019 and that such arrangements were actually in effect as of such date.

Please refer to the heading “Post-Termination Compensation” below in the Compensation Discussion and Analysis for a discussion of the particular terms of the applicable termination or change or control arrangements reflected in the table below.

Name	Termination Event*	Salary and Other Cash Payments ($)		Vesting of Stock Options ($)	Vesting of RSUs ($)(4)	Health and Dental Benefits ($)
Anil K. Singhal	Termination without cause by the Company at any time, or termination by Mr. Singhal for any reason prior to or following a change of control	1,400,000	(1)	—	—	100,000
Michael Szabados	Termination without cause or resignation for good reason other than in the context of a change of control	360,000	(2)	—	—	—

	Termination without cause or resignation for good reason within one year following a change of control	600,000	(3)	—	947,363	—
Jean Bua	Termination without cause or resignation for good reason other than in the context of a change of control	330,000	(2)	—	—	—
	Termination without cause or resignation for good reason within one year following a change of control	550,000	(3)	—	842,100	—
John W. Downing	Termination without cause or resignation for good reason other than in the context of a change of control	240,000	(2)	—	—	—

	Termination without cause or resignation for good reason within one year following a change of control	550,000	(3)	—	842,100	—

*

All agreements include a clawback provision releasing the Company from its obligation to make additional payments and requiring the relevant executive to repay the Company for amounts paid in the event an investigation by Company reveals the executive engaged in fraudulent, dishonest, or criminal acts. The agreements provide for notice and an opportunity to cure.

(1)	See description of Mr. Singhal’s employment arrangement under “Post-Termination Compensation” for details regarding these potential payments.
(2)

Payments to be made in equal installments over a 12-month period following termination. In the event of death within the 12-month period, payments will be accelerated and made in a lump sum payment to the deceased’s estate within 30 days.

(3)

Represents one year current base salary plus the prorated amount of the officer’s annual incentive bonus target, based on the months elapsed in the year of termination (which may not be less than 50% of such officer’s annual incentive bonus target). This amount to be paid in equal installments over the 12-month period following termination.

(4)

Upon a termination without cause or a resignation for good reason within one year following a change in control, Ms. Bua and Messrs. Szabados and Downing are entitled to acceleration of certain unvested equity- based awards. All of such unvested equity-based awards with respect to such Named Executive Officers are assumed to have accelerated as of March 29, 2019, the last trading day of the year ended March 31, 2019. There were no outstanding stock options for the Named Executive Officers on March 31, 2019. For vesting of RSUs, the amount shown in this column represents the fair market value of unvested RSUs based on $28.07, the closing price for our common stock on March 29, 2019, the last trading day of the year ended March 31, 2019.

Pay Ratio

Under SEC rules, we are required to provide information regarding the relationship between the annual total compensation of Mr. Singhal, in his role as Chief Executive Officer, and the annual total compensation of our “median employee”. For our last completed fiscal year, which ended March 31, 2019:

•	The median of the annual total compensation of all employees (other than Mr. Singhal, including our consolidated subsidiaries) was approximately $139,744.

•	Mr. Singhal’s annual total compensation, as reported in the Summary Compensation Table included in this Proxy Statement, was $2,745,534.

•	Based on the above, for fiscal year 2019, the ratio of Mr. Singhal’s annual total compensation to the median of the annual total compensation of all employees was approximately 19.6 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

The methodology we used to calculate the pay ratio is described below.

•

We determined the median of the annual total compensation of our employees as of January 1, 2019 at which time we (including our consolidated subsidiaries) had approximately 2,519 full-time and part-time employees.

•

We then compared the sum of (i) the annual base salary of each of these employees for fiscal year 2019, plus (ii) the total annual cash incentive bonus or commission, as applicable, earned by each of these employees for fiscal year 2019 as reflected in our payroll records, plus (iii) the aggregate grant date fair value of equity awards granted to these employees in fiscal year 2019, to determine the median employee. Compensation paid in foreign currency was converted to U.S. dollars using a spot exchange rate.

Once we identified our median employee, we calculated the median employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median annual total compensation disclosed above. With respect to Mr. Singhal’s annual total compensation, we used the amount reported in the “Total” column of our Summary Compensation Table.

Pension Benefits Table for Fiscal Year 2019

The following table sets forth the payments or other benefits at, following, or in connection with retirement of our Named Executive Officers.

Name	Fiscal Year	Number of Years of Credited Service(#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)
Anil K. Singhal	2019	12.25	1,237,949	—
	2018	11.25	1,600,000	—
	2017	10.25	1,600,000	—

In January of 2007, we entered into an agreement with Mr. Singhal that provides retirement benefits. Total future severance payments are projected at $1,400,000. Mr. Singhal’s retirement benefits also include a projected $100,000 in payments for future health benefits. These benefits are an unfunded obligation. The present value of Mr. Singhal’s retirement benefits decreased from $1,600,000 in fiscal year 2018 to $1,237,949 in fiscal year 2019 as a result of a decrease in healthcare costs and a change in the discount rate applied.

Non-Qualified Deferred Compensation Table for Fiscal Year 2019

We do not provide a non-qualified defined contribution plan or other deferred compensation plan to any of our Named Executive Officers and have therefore omitted this table.

Director Compensation Table for Fiscal Year 2019

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	All Other Compensation($)	Total($)
Robert E. Donahue(3)	101,500	174,300		275,800
John R. Egan(4)	132,000	174,300		306,300
Alfred Grasso(5)	72,833	174,300		247,133
Joseph G. Hadzima, Jr.(6)	90,750	174,300		265,050
James A. Lico (7)	30,000	—		30,000
Vincent J. Mullarkey(8)	71,258	194,110		265,368
Christopher Perretta(9)	76,000	174,300		250,300
Susan L. Spradley(10)	73,083	174,300		247,383
Vivian Vitale(11)	6,742	110,088		116,830

(1)	Amounts represent the aggregate dollar amount of fiscal year 2019 fees earned or paid in cash for services as a director, including annual retainer fees and committee fees.
(2)

Amounts shown do not reflect compensation actually received by the listed directors but represent the aggregate full grant date fair value of restricted stock unit awards granted to our non-employee directors calculated in accordance with FASB ASC 718. The grant date fair value of the RSU awards was calculated by multiplying the closing price of our common stock on the Nasdaq Global Select Market on the date of grant by the number of RSUs granted. The fair value shown above may not be indicative of the value realized on the date the RSUs vest due to variability in the share price of our common stock.

(3)	As of March 31, 2019, Mr. Donahue held unvested RSUs covering 7,000 shares of our common stock. The RSUs vest in full at the Annual Meeting.
(4)	As of March 31, 2019, Mr. Egan held unvested RSUs covering 7,000 shares of our common stock. The RSUs vest in full at the Annual Meeting.
(5)	As of March 31, 2019, Mr. Grasso held unvested RSUs covering 7,000 shares of our common stock. The RSUs vest in full at the Annual Meeting.

(6)	As of March 31, 2019, Mr. Hadzima held unvested RSUs covering 7,000 shares of our common stock. The RSUs vest in full at the Annual Meeting.
(7)	Mr. Lico’s term as a director ended upon the completion of the 2018 Annual Meeting.
(8)	Mr. Mullarkey retired from the Board in February 2019. His outstanding equity awards were accelerated in connection with his retirement and resulted in an incremental fair value of $19,810.
(9)	As of March 31, 2019, Mr. Perretta held unvested RSUs covering 7,000 shares of our common stock. The RSUs vest in full at the Annual Meeting.
(10)	As of March 31, 2019, Ms. Spradley held unvested RSUs covering 7,000 shares of our common stock. The RSUs vest in full at the Annual Meeting.
(11)	As of March 31, 2019, Ms. Vitale held unvested RSUs covering 3,970 shares of our common stock. The RSUs vest in full at the Annual Meeting.

Non-employee directors are compensated $60,000 annually for their services and do not receive any additional compensation for any regular Board meetings attended. The cash component of annual compensation is paid on a quarterly basis. The lead non-employee director receives an additional annual retainer of $35,000. Non-employee directors will receive $15,000 annually for serving on the Audit Committee, $10,000 annually for serving on the Compensation Committee, $6,000 annually for serving on the Nominating and Corporate Governance Committee, and $6,000 for serving on the Finance Committee. In addition, directors who are chairpersons of a particular committee are also given additional annual compensation of $15,000 for the Audit Committee, $10,000 for the Compensation Committee, $6,000 for the Nominating and Corporate Governance Committee, and $6,000 for the Finance Committee. Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board or of any committee and for attendance at approved director education programs.

Non-employee directors are each granted annual equity-based awards in the form of 7,000 restricted stock units. Prior to September 12, 2018, non-employee directors were each granted annual equity-based awards in the amount of $140,000. These restricted stock unit awards vest 100% on the date of our annual meeting provided that during such year, such director attends at least 75%, collectively, of the meetings of the Board and any committee of the Board of which such director is a member. In the event that the foregoing attendance requirements are not met, then 100% of these restricted stock units will vest on the third anniversary of the date of grant. No other equity awards are given to our non-employee directors. The 2019 Plan being submitted to our stockholders for approval at the 2019 Annual Meeting provides that the aggregate value of all cash and equity-based compensation paid or granted, as applicable, by the Company to any individual for service as a Non-Employee Director with respect to any fiscal year of the Company will not exceed $750,000.

Stock Plans

Amended and Restated 2007 Equity Incentive Plan. Our 2007 Plan was initially adopted by the Board in September 2007 and was initially approved by our stockholders at the September 12, 2007 annual meeting of stockholders. This plan was amended and restated in 2011, to, among other items, increase the number of shares available for issuance under the plan by 8,000,000 shares. The amendment and restatement was approved by our stockholders at the September 7, 2011 annual meeting of stockholders. The 2007 Plan was further amended and restated in 2015 to, among other items, increase the number of shares available for issuance under the plan by 8,500,000 shares. The amendment and restatement was approved by our stockholders on September 22, 2015, at the 2015 Annual Meeting.

The 2007 Plan allows us to grant restricted stock units, stock, stock options, and other equity interests to our and our subsidiaries’ employees, officers, directors, consultants, and advisors. Under the 2007 Plan, we may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, options not intended to qualify as incentive stock options, restricted stock, and other stock-based awards. Incentive stock options may be granted only to our employees. The maximum number of shares as to which equity awards may still be granted under the 2007 Plan as of the Record Date is 4,150,521 shares (subject to certain adjustments under the 2007 Plan), of which no more than 500,000 shares may be granted to any one person in one fiscal year.

The 2007 Plan is administered by our Compensation Committee. Subject to the provisions of the 2007 Plan, our Compensation Committee has the authority to select the persons to whom awards are granted and to determine the terms of each award, including the number of shares of common stock subject to the award.

Payment of the exercise price of an award may be made in cash or, if approved by the Compensation Committee, shares of common stock, a combination of cash and stock, a promissory note, or by any other method approved by the Compensation Committee. Unless otherwise permitted by the Compensation Committee, awards are not assignable or transferable except by will or the laws of descent and distribution and, during the participant’s lifetime, may be exercised only by the participant.

The Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 2007 Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. The Compensation Committee may also provide that any option shall become immediately exercisable, in full or in part, or that any restricted stock granted under the 2007 Plan shall be free of some or all restrictions.

As of the Record Date, restricted stock units representing 3,799,810 shares of common stock were outstanding.

As described in Proposal 2 above, if Proposal 2 is approved by our stockholders, the 2019 Plan will become effective as of the date of the Annual Meeting and no additional equity awards will be granted under the 2007 Plan.

2019 Equity Incentive Plan. The 2019 Plan was adopted by the Board on July 9, 2019, subject to the approval of our stockholders. For a summary of the material features of the 2019 Plan, please see the description of the 2019 Plan in Proposal 2.

2011 Employee Stock Purchase Plan. The 2011 Employee Stock Purchase Plan, or the 2011 Purchase Plan was adopted by the Board in June 2011 and was approved by our stockholders at the September 7, 2011 annual meeting of stockholders. A total of 5,500,000 shares of common stock are reserved for issuance under the 2011 Purchase Plan, including the 3,000,000 share increase approved by our stockholders at the 2018 Annual Meeting. The 2011 Purchase Plan grants eligible employees the opportunity to purchase our common stock through regular payroll deductions.

Under the 2011 Purchase Plan, eligible enrolled employees may, during the offering period, purchase shares of common stock through regular payroll deductions, not to exceed 20% of an individual employee’s compensation during the offering period. The purchase price per share during an offering period is determined by the Board at the beginning of the offering period, but may not be less than 85% of the lesser of (i) the fair market value per share of our common stock on that purchase date or (ii) the fair market value per share of our common stock on the first day of the offering period. However, no employee is eligible to participate in the 2011 Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock, including any stock which such employee may purchase under all outstanding purchase rights and options. In addition, no employee may purchase more than $25,000 worth of our common stock, valued at the time each purchase right is granted, for each calendar year during which those purchase rights are outstanding.

The Board administers the 2011 Purchase Plan and retains the power to interpret both the 2011 Purchase Plan and the purchase rights granted thereunder, including eligibility to participate and the particular provisions of each offering of rights. The Board, in its sole discretion, has the power to delegate administration of the 2011 Purchase Plan to a committee composed of one or more members of the Board.

As of the Record Date, 2,908,143 shares remain available for purchase under the 2011 Purchase Plan.

The following table sets forth securities authorized for issuance under our stock equity incentive plans as of fiscal year ended March 31, 2019:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,210,655	0.00	3,811,505
Equity compensation plans not approved by security holders	—	—	—
Total	4,210,655	0.00	3,811,505

Stock Ownership Policy

In 2010, the Compensation Committee approved a Stock Ownership Policy for certain of the Company’s executive officers and directors. The Stock Ownership Policy, which the Board amended in 2016, states that within four years of the date the policy became effective, or within four years after becoming an executive officer or director, the executive officers and directors will be subject to the following minimum stock ownership requirements:

Title	Ownership Guideline(1)
Chief Executive Officer	4x annual base salary
Chief Operating Officer	3x annual base salary
Officers who are Executive Vice Presidents	2x annual base salary
Directors	4x annual board retainer

(1)

The ownership guideline for each participant will be converted into a number of shares on the first day of each fiscal year based on the average closing price of a share of NetScout stock for the previous fiscal year.

The Compensation Committee is responsible for monitoring compliance with the guidelines. As of March 31, 2019, each officer and director had met the requirements of the Stock Ownership Policy. Shares that count toward the ownership target include all shares directly or beneficially owned by the director or executive officer, shares held in trust for the benefit of the director or executive officer, and unvested restricted stock units granted under Company’s plans (restricted stock units will be applied toward the ownership requirements based on the value of restricted stock units after taking into account any required share withholding). The Compensation Committee expects to continue to review and make changes to the policy, as appropriate.

401(k) Plan

We maintain a 401(k) plan qualified under Section 401 of the Code. All of our U.S. employees who are at least 18 years of age and work at least 20 hours per week are eligible to participate in the 401(k) plan. Under the 401(k) plan, a participant may contribute a maximum of 80% of his or her pre-tax salary, commissions and bonuses through payroll deductions, up to the statutorily prescribed annual limit, to the 401(k) plan. During the plan year ended December 31, 2018, we matched 50% of employee contributions up to 6% of compensation.

Employer contributions vest over four years at a rate of 25% per year of service. In addition, at the discretion of our Board, we may, but have not done so to date, make profit-sharing contributions to the 401(k) plan for all eligible employees.

Employment and Other Agreements

Mr. Singhal assumed the role of Chairman of our Board, effective January 19, 2007. In conjunction with his additional responsibilities, we entered into a new employment agreement with Mr. Singhal, which provides that he will receive an annual base salary of at least $300,000. The employment agreement provides for a three-year term commencing January 19, 2007 with automatic one-year renewals. During the term of this agreement, Mr. Singhal will also be eligible to receive an annual incentive cash bonus award based on Company performance and individual objectives. The employment agreement is terminable at will by either party and provides that if we elect not to renew the agreement for any reason, or if Mr. Singhal’s employment is terminated by us without due cause as defined in the agreement, by Mr. Singhal at any time following the consummation of a sale of the Company, or upon the death or disability of Mr. Singhal, then Mr. Singhal, or his estate, is entitled to receive in a lump sum, a payment equal to the net present value of $16,208 per month for seven years. If Mr. Singhal terminates his employment with us for any reason prior to the consummation of a sale of the Company, he is entitled to such lump sum payment. Mr. Singhal will also receive continued health and dental benefits during such period. Mr. Singhal’s employment agreement was amended in May 2012 to address technical requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

We also entered into amended and restated severance agreements in May 2012, which were amended in January 2015, with our Named Executive Officers other than Mr. Singhal, each of which are described under the heading “Post-Termination Compensation” in the Compensation Discussion and Analysis.

Each of these agreements was approved by a majority of our Board and by a majority of the disinterested members of our Board. All future transactions, if any, with our executive officers, directors, and affiliates will be approved in accordance with our related party transaction policy discussed below under “Transactions with Related Persons.”

Compensation Discussion and Analysis

Business Context

We are an industry leader in providing service assurance and security solutions that are used by customers worldwide to assure their digital business services against disruption. Service providers and enterprises, including local, state and federal government agencies, rely on our solutions to achieve the visibility necessary to optimize network performance, ensure the delivery of high-quality, mission-critical applications and services, gain timely insight into the end user experience and protect the network from attack. With our offerings, customers can quickly, efficiently and effectively identify and resolve issues that would otherwise result in downtime, interruptions to services, poor service quality or compromised security, thereby driving compelling returns on their investments in their network and broader technology initiatives.

Our company has changed considerably as a result of the transformative acquisition of the Danaher Communications Business in July 2015. Our revenue has grown from just over $450 million in fiscal year 2015 to approximately $910 million in fiscal year 2019, despite revenue decreases in the last two years, and our employee base increased from approximately 1,000 employees pre-acquisition to about 2,600 today.

Over the last few years, we have navigated challenging market conditions, particularly in our service provider customer segment, while completing major integration initiatives, advancing key product development programs, implementing important go-to-market activities, and reducing overall operating costs, all without compromising our ability to address the near and longer-term needs of our customers worldwide.

During fiscal year 2019, we made substantial operational and strategic progress that we believe helped fortify our technology and market leadership while setting the stage for revenue growth, profit margin expansion, earnings per share gains, and robust free cash flow over the coming years. We completed the integration of the technology and product assets we have acquired in recent years, accelerated the transition from traditional appliance-based instrumentation to a range of software-centric deployment options, and funded key development, support, and sales programs. We also took several steps to adjust our cost structure by means of a voluntary separation program and other related measures that resulted in a net reduction of approximately 140 employees. We also divested our handheld network test (HNT) tools business to significantly reduce operating costs as well. We move forward as a company that is increasingly well positioned to help our customers advance their digital transformation initiatives with a broader set of solutions that we expect to further expand in fiscal year 2020.

Executive Summary – Executive Compensation Objectives

We use our compensation program to achieve the following objectives:

•	provide compensation opportunities that attract, motivate, and retain the best talent possible to serve our customers and achieve our strategic objectives;

•

align management’s interests with our success, by linking compensation and performance, based on the attainment of both our corporate goals and individual goals and by including long-term equity incentives;

•	increase our revenue, increase our profitability, and accordingly increase stockholder value;

•	foster an environment of teamwork and shared success among executives and the entire NetScout workforce; and

•	reward effective management of financial and operational risk.

Executive Summary—Fiscal Year 2019 Executive Compensation Highlights

Our compensation programs are structured to provide strong pay-for-performance alignment. While we achieved a number of our strategic objectives during fiscal year 2019, we did not fully achieve our corporate financial objectives. Consistent with our pay-for-performance philosophy and as more fully described below, for fiscal year 2019, we:

•	maintained base salaries at the same level as in the fiscal year ending March 31, 2018, or fiscal year 2018, for each of our Named Executive Officers;

•	maintained target cash incentive opportunities at the same level as in fiscal year 2018 for each of our Named Executive Officers;

•	approved bonus payments at 70% of target for our Named Executive Officers; and

•

approved RSU awards with a grant date fair value that was 12% lower than the value of fiscal 2018 awards, in accordance with our long-term equity compensation objectives and consistent with our pay-for-performance philosophy.

Executive Compensation Overview

The goal of our executive officer compensation program is to retain and reward highly qualified, talented leaders who create long-term stockholder value. In addition, our program is designed to align management’s interests with those of our stockholders and to motivate senior executives to increase our long-term growth and profitability. We continue to emphasize pay-for-performance. For example, as in the past, for fiscal year 2020, our Named Executive Officers will not be eligible for their target annual incentive cash bonus until after a threshold profitability (non-GAAP earnings per share, or EPS) target is met. Further, the Compensation

Committee, and the Board with respect to the CEO, previously determined that one-third of the shares subject to the RSUs granted to our Named Executive Officers will be granted on the basis of achievement of corporate and individual performance goals in the prior fiscal year. Please see “GAAP vs. Non-GAAP Measures” in Appendix B for a reconciliation between the non-GAAP measures and GAAP results.

As further described below, as a result of our financial performance in which we met our earnings per share targets but fell short of our revenue target, each of our Named Executive Officers received 70% of his or her total annual incentive bonus target for fiscal year 2019. The annual incentive cash bonus awards, which were reduced below the full targeted amount, as well as the 0% bonus payments in the prior fiscal year, are in accordance with our pay-for-performance philosophy. The 70% bonus achievement was based on each Named Executive Officer fully achieving three performance goals and partially meeting the fourth performance goal.

Executive Compensation Highlights

At the 2018 Annual Meeting, our stockholders approved our say-on-pay proposal with 95% of the total votes cast voting in favor. The Compensation Committee carefully considers the results of the advisory vote on our say-on-pay proposal in the context of its annual review of executive compensation and the on-going work of the Compensation Committee. The Compensation Committee and the Board focus significant time and attention on the issues raised by our stockholders. In particular, the Compensation Committee reviews specific feedback when and if it is received from our investors and proxy advisory firms on certain compensation practices and related disclosures.

Corporate Performance Overview

Our fiscal year 2019 financial performance, in particular our revenue shortfall, was affected by delayed revenue recognition on a large service assurance project at an international mobile operator, continued but ameliorating service provider capital spending pressures, and federal funding delays. At the same time, our enterprise sector showed solid organic expansion due to strong growth in our Distributed Denial of Service, or DDoS, mitigation and prevention product area and relatively stable results in the service assurance product area. Our operating profitability was driven by solid gross margins due in part to higher software sales and lower operating expenses, with earnings per share exceeding the mid-point of our original guidance, due to cost management as well as a lower than anticipated tax rate.

In the face of the revenue decline, we took actions to adjust expenses and maintain strong gross margins through increased adoption of our software-based platform. Considering our operating results, we generated solid free cash flow and continued to return capital to shareholders via our share repurchase activities that continued more modestly during fiscal year 2019 after our significant accelerated share repurchase program in fiscal year 2018.

More specifically, for fiscal year 2019:

Total Revenue

•  Total revenue (GAAP) was $909.9 million in fiscal year 2019 versus total revenue (GAAP) of $986.8 million in fiscal year 2018. Fiscal year 2019 non-GAAP total revenue was $911.5 million versus $999.3 million in fiscal year 2018. Non-GAAP revenue for fiscal years 2019 and 2018 included $18 million and 44.1 million, respectively, from the divested HNT business.

Product Revenue

•  Product revenue (GAAP) in fiscal year 2019 was $467.3 million, compared with $520.4 million in fiscal year 2018.

•  Non-GAAP product revenue in fiscal year 2019 was $467.7 million versus $523.5 million in fiscal year 2018. Non-GAAP product revenue for the HNT tools business for fiscal year 2019 was $13.4 million versus $32.1 million in fiscal year 2018.

Service Revenue

•  Service revenue (GAAP) was $442.6 million in fiscal year 2019 versus $466.4 million fiscal year 2018.

•  Non-GAAP service revenue in fiscal year 2019 was $443.8 million, compared with $475.8 million in fiscal year 2018. The HNT tools business non-GAAP service revenue in fiscal year 2019 was $4.6 million versus $12.0 million in fiscal year 2018.

Operating Income

•  Loss from operations (GAAP) in fiscal year 2019 was $71.6 million, compared with a loss from operations (GAAP) of $4.1 million in fiscal year 2018.

•  Non-GAAP income from operations for fiscal year 2019 was $161.6 million with a non-GAAP operating margin of 17.7%, compared with non-GAAP income from operations in fiscal year 2018 of $183.4 million and a non-GAAP operating margin of 18.4%.

Net Income and Net Income Per Share

•  Net loss (GAAP) in fiscal year 2019 was $73.3 million, or $0.93 per share (diluted) compared with net income of $79.8 million, or $0.90 per share (diluted) in fiscal year 2018. Non-GAAP net income in fiscal year 2019 was $109.2 million, or $1.38 per share (diluted) versus non-GAAP net income in fiscal year 2018 of $124.7 million, or $1.41 per share (diluted).

Stock Repurchase

•  Following our significant accelerated share repurchase program in fiscal year 2018, during fiscal year 2019, we repurchased a total of 543,251 shares of our common stock at an average price of $26.61 per share, totaling approximately $14.5 million in the aggregate.

Despite our fiscal year 2019 revenue performance we move forward as a company that is increasingly well positioned to help our customers advance their digital transformation initiatives with a broader set of solutions that we expect to further expand in fiscal year 2020.

Compensation Governance Highlights

What We Do	What We Don’t Do

☑	Design executive compensation program to align pay with performance	☒	No excessive change in control or severance payments
☑	Maintain executive stock ownership guidelines	☒	No tax gross-ups
☑	Maintain appropriate stock trading policies	☒	No hedging and pledging permitted for officers and directors as part of Insider Trading Policy
☑	Mitigate inappropriate risk taking	☒	No guaranteed annual incentive bonuses

Executive Compensation Objectives

We use our compensation program to achieve the following objectives:

•	provide compensation opportunities that attract, motivate, and retain the best talent possible to serve our customers and achieve our strategic objectives;

•

align management’s interests with our success, by linking compensation and performance, based on the attainment of both our corporate goals and individual goals and by including long-term equity incentives;

•	increase our revenue, increase our profitability, and accordingly increase stockholder value;

•	foster an environment of teamwork and shared success among executives and the entire NetScout workforce; and

•	reward effective management of financial and operational risk.

Compensation Philosophy

The Compensation Committee reviews our compensation program, including elements of compensation, the mix of long-term versus short-term compensation and the mix of cash versus equity compensation, over the course of several meetings each year to evaluate whether the program supports our long-term goals. The Compensation Committee considers our past financial performance and future goals, individual performance and experience, and overall compensation levels when making compensation decisions. In addition, the Compensation Committee uses the following principles to guide its decisions regarding Named Executive Officer compensation.

Pay-for-performance

Total compensation should reflect a “pay-for-performance” philosophy in which a substantial portion of each Named Executive Officer’s compensation should be tied to the achievement of performance objectives of both the company and the individual. Cash compensation includes annual incentive cash bonus awards, which are dependent in part upon achievement of Company-wide profitability targets (non-GAAP EPS). In connection with annual incentive bonus awards, Named Executive Officers also have individual goals that require each of them to meet the same revenue target. Past performance by each Named Executive Officer is considered in determining the size of annual grants of long-term incentive equity awards. In fiscal year 2019, and as set out in last year’s proxy statement and discussed further under “Equity Awards” below, the Compensation Committee determined that one-third of the shares of the RSUs granted to our Named Executive Officers would be granted based on achievement of corporate and individual performance goals.

Alignment with Stockholders’ Interests	Total compensation levels should include a component that reflects our overall performance through the use of equity-based awards in order to align Named Executive Officer and stockholder interests.

Internal Parity

To the extent practicable, and based on individual performance and position, base salaries and short-term and long-term incentive targets for similarly-situated Named Executive Officers within the company should be comparable to avoid divisiveness and encourage teamwork, collaboration, and a cooperative working environment.

External Competitiveness

Named Executive Officers’ total compensation should be competitive with peer companies so that we can attract and retain high performing key executive talent. To achieve this goal, our Compensation Committee periodically reviews the compensation practices of other companies in our peer group, as discussed below in the “Use of Third Party Data/Peer Group” section below.

Elements of Our Executive Compensation Program

Compensation for our Named Executive Officers currently consists of three principal elements that are designed to achieve our compensation objectives and reward performance in a simple and straightforward manner: base salaries, annual incentive cash bonus awards, and long-term equity awards. The purpose and key characteristics of each of these elements are summarized below.

Base Salary

Purpose	Key Characteristics

•  Provides a fixed level of compensation for performing the essential day-to-day elements of the job

•  Reflects each Named Executive Officer’s qualifications, experience, and responsibilities compared to executives at similar companies

•  Gives executives a degree of certainty in light of having a majority of their compensation at risk

•  Compensation Committee determines base salary levels for Named Executive Officers other than our CEO, and makes recommendations to the Board in the case of our CEO

•  For Named Executive Officers other than our CEO, typically determined after considering the evaluations and recommendations made by our CEO, who applies his own judgment in making recommendations after reviewing our performance, the performance of each Named Executive Officer against corporate and individual goals, the executive’s career with the Company, the amounts of current and long-term compensation, market data from our peer group and special circumstances such as strategic alliances or acquisitions

•  While we do not target a specific percentile for base salaries relative to our peer group, fiscal year 2019 base salaries for all of our Named Executive Officers were maintained at the same level as for fiscal year 2018

Annual Incentive Bonus Awards (Cash)

Purpose	Key Characteristics

•  Provides an incentive to executives to achieve both financial operating goals and individual performance goals that are designed to help accomplish our strategic plan, which include financial and non-financial objectives

•  Target amounts generally established shortly after the start of each fiscal year, and, consistent with our pay-for-performance approach

•  In no event will any Named Executive Officer receive more than 200% of his or her annual incentive bonus target

•  Corporate performance goals generally consist of Board-approved revenue and non-GAAP earning per share targets

•  Executive officers are eligible for annual incentive bonuses only after NetScout meets or exceeds a threshold profitability target (non-GAAP EPS), except for Mr. Downing, our EVP Worldwide Sales, with respect to the portion of his short-term cash incentive compensation that consists of sales commissions

Purpose	Key Characteristics

•  If NetScout meets or exceeds the threshold non-GAAP EPS target, executive officer annual incentive bonuses are then determined based on attainment of individual goals, contribution to the Company-wide goals, including revenue, and satisfaction of other criteria as may be determined by the Compensation Committee

•  Paid annually shortly after the end of the fiscal year to which they relate

Long-Term Equity Incentives

Purpose	Key Characteristics

•  Motivates executive officers to achieve our business objectives and manage risk by tying compensation to the performance of our common stock over the long term, which aligns the interests of management and stockholders

•  Motivates our executive officers to remain with the Company by mitigating swings in incentives during periods when market volatility affects our stock price

•  Attracts highly qualified individuals who can contribute to our success

•  Restricted stock unit awards generally vesting over four years; the ultimate value realized varies with our success as measured by our common stock price

•  Generally granted to executive officers at their appointment and then annually, depending upon performance

•  The Compensation Committee also reviews, with the use of tally sheets, previous equity grants to executive officers and considers the level of outstanding awards as a factor in its determinations

•  To further our long term incentive goals, we have a Stock Ownership Policy for certain executive officers and directors, as described in this proxy statement under “Stock Ownership Policy”

•  One-third of the shares subject to the RSUs granted to our Named Executive Officers are granted based on the achievement of corporate and individual performance goals for the prior fiscal year

Other Compensation

Purpose	Key Characteristics

• Provides benefits that promote employee health and welfare, which assists in attracting and retaining our executive officers	• Provides benefits that are common and appropriate for similarly-situated executives of public companies, including health insurance and our 401(k) plan

Purpose	Key Characteristics

•  Executive officers are also eligible for life insurance policies that provide for three times cash compensation (salary and annual incentive bonus target) up to a $1.5 million cap. Mr. Singhal is entitled to other benefits discussed below.

Executive Compensation Review and Process

General

The Compensation Committee meets at least four times annually to coincide with regularly scheduled Board meetings and usually holds additional meetings during the year. The Compensation Committee met six times during the fiscal year ended March 31, 2019. Each year, the Compensation Committee reviews compensation objectives and practices in connection with the annual review and approval of executive officer compensation. The Compensation Committee exercises discretion and has ultimate authority with respect to executive compensation matters, except in the case of the compensation of the Chief Executive Officer, which is approved by the full Board after receiving a recommendation from the Compensation Committee.

Role of Senior Management

The Compensation Committee views the compensation determination process as an important opportunity to engage in strategic discussions with the Chief Executive Officer on the appropriate factors and criteria that should be focused on for the attainment of long-term stockholder value. Our Chief Executive Officer often participates in discussions and deliberations regarding the compensation of our executive officers, and he provides recommendations with respect to such executives. The other executives do not play a role in determining their compensation, other than in discussing their performance with the Chief Executive Officer and the Chief Operating Officer, who makes his own recommendations to the Chief Executive Officer for the Chief Executive Officer’s consideration. The Chief Operating Officer has no role in determining his own compensation, other than providing the Chief Executive Officer with an assessment of his own performance. Our Chief Executive Officer is not present and does not participate in discussions or deliberations regarding his own compensation, performance, or objectives, whether at Compensation Committee or Board meetings.

Role of Compensation Consultants

In fiscal year 2019, our Compensation Committee did not engage a compensation consulting firm. However, in fiscal year 2020, our Compensation Committee engaged Pay Governance, an independent compensation consulting firm, to assist with peer group analysis and to collect compensation information pertaining to executive officer compensation matters. The Compensation Committee has determined that Pay Governance is free from conflicts of interest.

Use of Third Party Data/Peer Group Data

The Compensation Committee determines and periodically reevaluates our peer group based on the following criteria: revenue, market capitalization, net income, number of employees, and similar industry/related technology. Additional factors that have been considered in the past when selecting peer group companies have included revenue growth over one and three years and total stockholder return over one and three years.

The Compensation Committee considers peer group data as one of several factors when examining and making decisions about officer compensation. The Compensation Committee believes the data is helpful but considers such information as part of a range of factors in determining appropriate compensation levels. Generally, the data are used to compare the compensation of our named executive officers with that of the officers of our peer group companies. The comparison is not intended to determine compensation in any formulaic way.

Evaluation of Executive Performance

The Compensation Committee reviews annually, over a series of meetings, the performance and compensation of each of our executive officers. The Compensation Committee takes into account our financial performance and future expectations, individual performance and experience, and overall compensation levels. The Compensation Committee has not typically assigned specific weights, formulas, or rankings to these factors, but instead makes a determination based on consideration of all of these factors as well as the progress made with respect to our long-term goals and strategies, except that, with respect to individual goals, weights are assigned to each Named Executive Officer’s individual goals which are considered generally as part of the Compensation Committee’s evaluation of performance. Further, the Compensation Committee does place greater emphasis on the achievement of our overall corporate financial targets in making its determinations and considers those financial targets as shared objectives for all executives.

For those individual goals that are capable of direct measurement, the Compensation Committee considers the percentage of goal achievement during the year, including both internal and external factors affecting the Company. For goals that are qualitative in nature or do not lend themselves to direct financial or numerical measurement, the Compensation Committee relies primarily on its judgment, knowledge of the business, and information obtained through interactions with management throughout the year, recognizing that the degree of achievement of qualitative criteria can still be assessed.

Establishing Performance Goals

The corporate level performance goals and the individual performance goals are normally set shortly after the beginning of each fiscal year. Discussions of next year’s goals typically begin during the fourth quarter of the current fiscal year, in conjunction with management’s development of proposed strategic and operating plans and budget for the next fiscal year. The Compensation Committee establishes goals for executive officers consistent with NetScout’s strategic plan, financial goals, and operating budget for the year. Accordingly, the Compensation Committee generally has the expectation that achievement will be challenging but achievable.

With respect to specific corporate goals, the Compensation Committee establishes a threshold goal, which is typically a profitability (non-GAAP EPS) target, which we must achieve before full company-wide bonus accruals are made for the fiscal year. The company focuses its profitability target on our publicly-communicated earnings per share guidance for the fiscal year. In the event that revenue performance falls below guidance, the total company-wide bonus pool will be reduced, to zero if necessary, in order to strive to meet the non-GAAP EPS guidance. In the event of over performance with respect to profitability, either due to higher revenue, changes in product mix, decisions to reduce investment in certain areas, or unanticipated one-time events such as tax refunds, the additional funds will be allocated between the company-wide bonus pool and stockholders in the form of increases to EPS.

In addition, the Chief Executive Officer works with each Named Executive Officer to establish individual annual performance goals and then presents proposed goals for each Named Executive Officer to the Compensation Committee for review and evaluation. The Compensation Committee or the Board provides advice and comments on the individual executive goals and approves the final goals. The Compensation Committee believes that the Chief Executive Officer should initially evaluate and report to the Compensation Committee the day to day performance of the executives who report to him. As such, the Compensation Committee considers the advice of the Chief Executive Officer in making their own evaluation and assessment of such executives.

The Compensation Committee makes a determination of each executive’s compensation based on consideration of all of these factors as well as the progress made with respect to our long-term goals and strategies.

Fiscal 2019 Compensation Decisions

Peer Group

As one of the considerations in its deliberations on compensation matters, the Compensation Committee reviews competitive market data for executive compensation levels from a peer group of companies. While the Compensation Committee believes it is in the best interests of our stockholders to ensure that our executive compensation is competitive with that of other companies of similar size and complexity, the Compensation Committee does not use peer group data to set compensation levels at specific percentiles.

Peer companies are identified based on comparability to NetScout across a range of factors including: revenue, market capitalization, net income, number of employees, and similar industry/related technology. Additional factors that have been considered in the past when selecting peer group companies have included revenue growth over one and three years and total stockholder return over one and three years. In selecting the peer group, the Compensation Committee generally targets companies with revenues ranging from approximately .40 to 2.5 times that of NetScout. The companies included in our peer group for fiscal 2019 were the same as in fiscal 2018 except for the removal of four companies that had been acquired (Brocade Communications, EarthLink Holdings, Ixia and Rackspace). The fiscal 2019 peer companies are shown below.

Akamai Technologies, Inc.	Infinera Corporation	Verint Systems Inc
CA Technologies, Inc.	National Instruments	VeriSign, Inc.
Ciena Corporation	PTC Inc.	ViaSat Inc.
Citrix Systems, Inc.	ServiceNow, Inc.	Viavi Solutions Inc.
Extreme Networks Inc.	Splunk Inc.
F5 Networks, Inc.	Synchronoss Technologies, Inc.

For fiscal year 2020, our peer group has been revised to exclude CA Technologies due to its acquisition, and Citrix Systems, Inc., ServiceNow, Inc. and Ciena Corporation have been removed as well due to size considerations. Moreover, the peer group for fiscal year 2020 will now also include NETGEAR Inc., FireEye, Inc. and Commvault Systems, Inc. due to their comparability in terms of revenue, market capitalization and technology focus.

Base Salaries and Annual Incentive Bonus Target Percentages

Previously, for fiscal year 2018, the Compensation Committee, with respect to the Named Executive Officers other than the Chief Executive Officer, and the Board, with respect to the Chief Executive Officer, determined that base salaries for fiscal year 2018 would be increased in accordance with market practice and to further approximate the companies in our peer group. However, the Compensation Committee and the Board determined that total cash compensation would not be significantly increased, and so the annual incentive target as a percentage of each individual’s total compensation was reduced. For fiscal year 2019, the Compensation Committee, with respect to the Named Executive Officers other than the Chief Executive Officer, and the Board, with respect to the Chief Executive Officer, determined that base salaries and bonus targets should remain unchanged from fiscal year 2018. The base salaries for the Named Executive Officers were increased to their current level effective on July 1, 2017. In addition, the Compensation Committee has determined that in no event would any Named Executive Officer receive more than 200% of his or her annual incentive bonus target.

Corporate Performance Goals and Achievement

For fiscal year 2019, the Compensation Committee established an annual threshold non-GAAP EPS target equal to the mid-point of our guidance range of between a decline of approximately 20 percent to low double-

digit growth over fiscal year 2018 non-GAAP EPS of $1.41 per share, which the Compensation Committee thought was an appropriate target for the business. The Company’s non-GAAP revenue target for executive compensation purposes in fiscal year 2019 is equal to the mid-point of our guidance range, which was between a low single-digit decline to low single-digit growth from fiscal year 2018 non-GAAP revenue of $999.3 million. For the fiscal year 2019 annual incentive cash bonus award, as in prior years, the threshold non-GAAP earnings per share target must first be achieved in order for any annual incentive bonus to be paid for fiscal year 2019. For fiscal year 2019, the Company met the threshold non-GAAP EPS target. While the Company met the non-GAAP EPS target, the Company did not meet the non-GAAP revenue target, and, therefore, bonus eligibility for our Named Executive Officers was determined to be 70%, in accordance with our pay-for-performance philosophy.

Individual Performance Goals and Achievement

The following lists the fiscal year 2019 individual performance goals for each of our Named Executive Officers. Except as provided below, the Compensation Committee determined the goals were achieved for each Named Executive Officer, and the Board determined the goals were largely achieved for our Chief Executive Officer, with the understanding that all Named Executive Officers also shared the corporate-wide financial goals.

Anil Singhal, CEO

•

Goal: Achieve the mid-point of non-GAAP revenue guidance of a low single-digit decline to low single-digit growth from fiscal year 2018 non-GAAP revenue of $999.3 million and achieve the mid-point of non-GAAP EPS guidance of between a decline of approximately 20 percent to low double-digit growth over fiscal year 2018 non-GAAP EPS of $1.41 per share.

Outcome: Non-GAAP EPS threshold achieved. Did not achieve pre-established non-GAAP revenue target.

•	Goal: Develop company-wide go-to-market strategy for a new product.

•	Outcome: Achieved the development of a company-wide go-to-market strategy for the new Arbor Threat Analytics product.

•	Goal: Develop and implement a strategy to penetrate a specified market segment.

•	Outcome: Achieved the development and implementation of a strategy to penetrate the Advanced Threat enterprise market segment.

•	Goal: Create additional market opportunities in four specified areas.

Outcome: Achieved the creation of additional market opportunities in the areas of Visibility as a Service, or VaaS, Calibration, and Pulse offerings and through additional partnerships.

Michael Szabados (COO)

•

Goal: Achieve the mid-point of non-GAAP revenue guidance of a low single-digit decline to low single-digit growth from fiscal year 2018 non-GAAP revenue of $999.3 million and achieve the mid-point of non-GAAP EPS guidance of between a decline of approximately 20 percent to low double-digit growth over fiscal year 2018 non-GAAP EPS of $1.41 per share..

Outcome: Non-GAAP EPS threshold achieved. Did not achieve pre-established non-GAAP revenue target.

•	Goal: Determine specified IT integration plan and execute it on time and on budget.

Outcome: Achieved IT integration plan and executed it on-time and on- budget for fiscal year 2019.

•	Goal: Implement operating expense reduction of a specified amount by the fourth quarter of fiscal year 2019.

Outcome: Achieved the implementation of an operating expense reduction of at least $50 million annual run-rate by the fourth quarter of fiscal year 2019.

•	Goal: Complete major enterprise risk initiatives focusing on compliance, business continuity, and cyber security protection.

Outcome: Achieved the completion of major enterprise risk initiatives focusing on compliance (e.g. transactions in high risk geographies), business continuity (extending coverage to Tier 2 sites), and cyber security protection.

John Downing (EVP Worldwide Sales)

•

Goal: Achieve the mid-point of non-GAAP revenue guidance of a low single-digit decline to low single-digit growth from fiscal year 2018 non-GAAP revenue of $999.3 million and achieve the mid-point of non-GAAP EPS guidance of between a decline of approximately 20 percent to low double-digit growth over fiscal year 2018 non-GAAP EPS of $1.41 per share.

Outcome: Non-GAAP EPS threshold achieved. Did not achieve pre-established non-GAAP revenue target.

•	Goal: Drive cross-selling and collaboration between enterprise service assurance and security sales teams to support the achievement of key new business bookings targets.

Outcome: Achieved driving cross-selling and collaboration between enterprise service assurance and security sales teams to support the achievement of key new business bookings targets.

•	Goal: Launch a specified new sales initiative in fiscal year 2019 and revive specified accounts.

Outcome: Achieved the launch of the VaaS sales initiative in fiscal year 2019, to revive dormant Enterprise accounts.

•	Goal: Enable our continued transition from hardware to software revenue as measured by specified metrics.

Outcome: Achieved the enablement of our continued transition from hardware to software revenue as measured by increasing the percentage of higher margin Commercial Off-The-Shelf hardware platform and Virtualization revenue.

Jean Bua (EVP and CFO)

•

Goal: Achieve the mid-point of non-GAAP revenue guidance of a low single-digit decline to low single-digit growth from fiscal year 2018 non-GAAP revenue of $999.3 million and achieve the mid-point of non-GAAP EPS guidance of between a decline of approximately 20 percent to low double-digit growth over fiscal year 2018 non-GAAP EPS of $1.41 per share.

Outcome: Non-GAAP EPS threshold achieved. Did not achieve pre-established non-GAAP revenue target.

•	Goal: Restructure the technology and processes to implement all new accounting standards including the new leasing standard for financial reporting periods beginning in fiscal year 2020.

Outcome: Achieved the restructuring of the technology and processes to implement all new accounting standards including the new leasing standard for financial reporting periods beginning on April 1, 2019.

•	Goal: Implement the tax standard throughout our operations and review the capital structure and identify efficiencies and changes.

Outcome: Achieved the implementation of the tax standard throughout our operations and reviewed the capital structure and identified efficiencies and changes.

•	Goal: Successfully support the divestiture of the handheld network tools business.

Outcome: Achieved the successful support of the divestiture of the HNT tools business.

Annual Incentive Bonus Payout Amounts

In determining the annual incentive bonus target amounts for executive officers, the Compensation Committee considered our financial performance and each officer’s non-financial individual leadership, ongoing development and execution of our strategy, non-financial individual goal achievement, experience, and responsibility. The Compensation Committee considered that the Company had not met its non-GAAP revenue targets, which was an individual goal for each Named Executive Officer despite making its EPS target.

The Compensation Committee determined that each Named Executive Officer, and recommended to the Board, in the case of Mr. Singhal, which approved the recommendation, should receive 70% of his or her annual incentive bonus target. The total bonus amounts for all Named Executive Officers are provided in the Summary Compensation Table. In the case of Mr. Downing, the information presented in the “Non-Equity Incentive Plan Compensation” column also includes his sales commissions.

Equity Awards

Following the transformative Danaher Communications Business acquisition, which increased not only the size and complexity of the Company—it has grown from just over $450 million in revenue in fiscal year 2015 to approximately $910 million in revenue in fiscal year 2019, despite revenue decreases in the last two years —but also the responsibilities of our Named Executive Officers, the Compensation Committee reviewed and made changes to the long-term equity component for our Named Executive Officers. In particular, the Compensation Committee, and the Board, sought to enhance the long-term equity program’s alignment with stockholders’ interest by adding a performance-based component to a significant portion of the long-term equity incentives for Named Executive Officers.

Under the revised guidelines beginning with grants made for fiscal year 2019, the Compensation Committee (and the Board with respect to the CEO) approved an increase in the individual Named Executive Officer grant amount guidelines by 50%. This change recognized the Company’s dramatic growth in revenue, employees, and complexity since the acquisition of Danaher Corporation’s Communications Business. The Compensation Committee also determined that for the equity grants for our Named Executive Officers, one-third (as measured by number of RSUs to be granted) of the equity awards granted to our Named Executive Officers will be awarded as a result of prior year performance against corporate and individual performance goals as also set out in last year’s proxy statement. These performance awards will be time-based and vest 25% on the first anniversary of the date of grant, with the balance vesting in equal increments annually over the following three years. Such awards will be granted based on corporate and individual performance, including whether the Company achieves a pre-established non-GAAP EPS profitability target each year with respect to that year’s grant. If the Company fails to achieve the target, this performance-related portion of that year’s RSU award will be appropriately reduced for each Named Executive Officer. The Compensation Committee and the Board will also consider the achievement of individual goals to determine whether this portion of the equity grant will be made to individual Named Executive Officers.

The Compensation Committee believes that the annual grants are appropriate in furtherance of our philosophy that total executive compensation should be more heavily weighted toward long-term incentive compensation to ensure that the interests of our executives are aligned with those of our stockholders. In addition, the Compensation Committee felt it was important to ensure that Ms. Bua and Messrs. Singhal, Szabados and Downing have a significant ongoing equity stake in the Company so that each has appropriate incentives and has long-term interests that are aligned with those of our stockholders. Finally, the Compensation Committee and Board believe that incorporating an equity component based on performance is responsive to feedback received from our stakeholders during our engagement process.

The fiscal year 2019 equity awards for each Named Executive Officer, including Mr. Singhal, resulted in RSUs equal to the following number of shares of our common stock pursuant to our 2007 Plan. The grant date fair value of these grants during fiscal year 2019 were 12% lower than the grant date fair value of the grants in fiscal year 2018 as a result of the Compensation Committee’s assessment of fiscal year 2018 performance when determining the size of the fiscal year 2019 grants.

Name	RSU Grant (shares)
Anil Singhal	60,000
Michael Szabados	35,000
Jean Bua	30,000
John W. Downing	30,000

Other Benefits

NetScout also maintains various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to legal limits on the amounts that may be contributed or paid to executive officers under these plans. One exception to this broad-based eligibility is that executive officers at the vice president level and above are eligible for life insurance policies that provide for three times cash compensation (salary and annual incentive bonus target) up to a $1.5 million cap with evidence of insurability, which differs from the two times salary and annual incentive bonus target and $750,000 cap available to non-sales employees and two times salary and commission and $750,000 cap available to sales employees.

We also offer a 401(k) plan that allows all U.S. employees to invest in a wide array of funds on a pre-tax basis. The 401(k) plan allows U.S. employees to contribute the lesser of 80% of their eligible compensation or $19,000 (or $25,000 for individuals at least 50 years of age) for calendar year 2019. NetScout matches 50% of each employee’s contribution up to 6% of such employee’s annual salary. The matching amount vests 25% per year over four years. After four years of service, the employee match is 100% vested. Employees in the U.S. are eligible to participate on the 401(k) plan on date of hire.

Under his current employment agreement, Mr. Singhal is entitled to the following benefits: disability insurance of no less than 100% of base salary, paid vacation, group life insurance not to exceed $1.5 million, and NetScout’s generally available medical, dental, and vision plans as well as any other benefits generally available to senior executives of NetScout. In addition, NetScout will reimburse Mr. Singhal for tax and estate planning and for leasing and maintaining a car. For 2019, for the Chief Executive Officer, the information presented in the “All Other Compensation” column of the Summary Compensation Table is largely composed of tax and estate planning expenses during the fiscal year and a car lease.

The Compensation Committee believes that these types of benefits are highly effective in retaining qualified executive officers because they provide the executive officers with longer-term security and protection for the future. The Company believes that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages and furthers the Company’s goal of retaining and rewarding highly qualified executives. The Company generally believes that all the perquisites have greater value to the executives than cost to the Company to provide them, thus providing a return on the cost of providing such benefits.

Fiscal Year 2020 Compensation Decisions

Base Salary

In July 2019, the Committee reviewed Company and individual Named Executive Officer performance as well as peer group market data. In consideration of these factors and recognizing the acquisition in July 2015 that significantly increased our size, the Committee approved, effective July 1, 2019, a $25,000 increase to the base salary of each Named Executive Officer, while the dollar value of each Named Executive’ Officers target cash incentive bonus remained the same. The effects of these base salary increases on annual total cash target compensation are illustrated in the table below. The Committee intends to consider making adjustments in reasonable increments over time in order to better align with competitive practices of our peer group. In approving the adjustments, the Committee considered that each of our named executive officers was positioned below the 25th percentile of the peer group market data both prior to and after taking the increases into account.

Executive	Annual Total Cash Target prior to July 1, 2019	Annual Total Cash Target after July 1, 2019	Annual Total Cash Target Increase %
Singhal, Anil K	$976,000	$1,001,000	2.6%
Szabados, Michael	$600,012	$625,012	4.2%
Bua, Jean	$550,011	$575,011	4.5%
Downing, John W	$550,000	$575,000	4.5%

Fiscal 2020 Annual Incentive Bonus Target Amount

For fiscal year 2020, the Compensation Committee, with respect to the Named Executive Officers other than the Chief Executive Officer, and the Board, with respect to the Chief Executive Officer, determined that the fiscal year 2020 annual incentive bonus targets would remain the same as in fiscal year 2019.

The company-wide bonus pool for fiscal year 2020 will be fully accrued after the non-GAAP EPS target is achieved. Named Executive Officers will not receive their annual incentive bonus target unless the corporate profitability (non-GAAP EPS) target has been achieved. The company focuses its non-GAAP EPS target on our publicly-communicated non-GAAP EPS guidance for the fiscal year. In the event of revenue performance below guidance, the bonus pool will be reduced to meet the EPS guidance. In the event of over performance with respect to profitability, either due to higher revenue, changes in product mix, decisions to reduce investment in certain areas, or unanticipated one-time events such as tax refunds, the additional funds will be allocated between the company-wide bonus pool and shareholders in the form of increases to non-GAAP EPS. In no event will any Named Executive Officer receive more than 200% of his or her annual incentive bonus target.

For fiscal year 2020, the Company’s non-GAAP EPS target for executive compensation purposes is the mid-point of our guidance range of between $1.40 to $1.45 per share. The Company’s non-GAAP revenue target for executive compensation purposes is the mid-point of our guidance range of between $895 million to $915 million. The Compensation Committee and the Board will take under consideration any increase to our guidance as a result of any purchases under our share repurchase program.

Following consideration of the company-wide performance targets, the Named Executive Officers’ annual incentive bonus target will be based upon the attainment of the individual goals discussed below:

Anil Singhal, CEO

•	Achieve the mid-point of non-GAAP revenue guidance of $895 million to $915 million and achieve the mid-point of non-GAAP EPS guidance of $1.40 to $1.45.

•	Develop/elevate strategic go-to-market partnerships with the top market leaders in IT infrastructure

•	Develop and present to the Board our cyber security strategy in the first quarter

•	Launch a company-wide leadership development program

Michael Szabados (COO)

•	Achieve the mid-point of non-GAAP revenue guidance of $895 million to $915 million and achieve the mid-point of non-GAAP EPS guidance of $1.40 to $1.45.

•	Grow the company’s brand recognition and reputation as a leader is both service assurance and cyber security

•	Continue to develop and elevate our selling and marketing partnerships with leading cloud companies

•	Follow up the successful integration of our IT infrastructure and substantially consolidate ERP systems.

John Downing (EVP Worldwide Sales)

•	Achieve the mid-point of non-GAAP revenue guidance of $895 million to $915 million and achieve the mid-point of non-GAAP EPS guidance of $1.40 to $1.45.

•	Drive a pre-determined amount of new business bookings

•	Complete integration of legacy sales teams

•	Continue the transition from hardware to software revenue

Jean Bua (EVP and CFO)

•	Achieve the mid-point of non-GAAP revenue guidance of $895 million to $915 million and achieve the mid-point of non-GAAP EPS guidance of $1.40 to $1.45.

•	Implement a tax restructuring plan

•	Develop operational roles in support of the integration of business units

•	Support the newly established business units

Certain specific revenue, strategic initiatives and bookings and renewals targets are not disclosed because it would be competitively harmful to do so. We will disclose certain of the specific metrics at the end of the performance period when doing so would not be competitively harmful.

Equity Awards

The Compensation Committee believes that the annual grants are appropriate in furtherance of our philosophy that total executive compensation should be more heavily weighted toward long-term incentive compensation to ensure that the interests of our executives are aligned with those of our stockholders. In addition, the Compensation Committee felt it was important to ensure that Ms. Bua and Messrs. Singhal, Szabados and Downing have a significant ongoing equity stake in the Company so that each has appropriate incentives and has long-term interests that are aligned with those of our stockholders. Finally, the Compensation Committee and Board believe that incorporating an equity component based on performance is responsive to feedback received from our stakeholders during our engagement process.

Post-Termination Compensation

Mr. Singhal’s employment agreement provides that if any of the following three events occur (1) NetScout terminates Mr. Singhal’s employment for any reason other than due cause (as defined in the agreement), (2)

Mr. Singhal terminates his employment for any reason at any time following the consummation of a sale of NetScout, or (3) upon the death or disability of Mr. Singhal, then Mr. Singhal, or his estate, is entitled to receive in a lump sum, a payment equal to the net present value of $16,208 per month for a period of seven years. If Mr. Singhal terminates his employment with NetScout for any reason prior to the consummation of a sale of NetScout, he is entitled to such lump sum payment for seven years. Mr. Singhal will also receive continued health and dental benefits during such period. Mr. Singhal’s severance benefits, including health and dental benefits, are fully vested, and we have projected its future payments for this unfunded obligation at approximately $1.5 million in the aggregate.

In May 2012, NetScout entered into amended and restated severance agreements with its Named Executive Officers, other than its Chief Executive Officer. These agreements are intended to help NetScout retain key executives and to reinforce the continued attention and dedication of management in event of a change of control and to provide protection so that such executives can act in the best interests of NetScout without distraction. For each of the Named Executive Officers, other than the Chief Executive Officer, the amended and restated severance agreements provide certain payments in the event that such officer is terminated without cause (as defined in the applicable agreement) or resigns for good reason (as defined in the applicable agreement) at any time prior to a change in control of NetScout (as defined in the applicable agreement) or within one year thereafter. In such event, such officer will receive 12 months of his or her then current salary, and, if such termination occurs after a change of control, such officer will also receive a prorated amount of his annual incentive bonus target, based on the months elapsed in such year that in any event will not be less than 50% of his or her annual incentive bonus target and accelerated vesting of any outstanding unvested equity awards under the 2007 Plan, or any successor thereto, that would have vested or become exercisable within one year of such termination.

With respect to the severance agreement with Mr. Downing, if such termination occurs after a change of control, such payments will also include accrued but unpaid sales commissions plus a prorated amount of his maximum target sales commissions (without double counting for previously paid commissions) that in any event will not be less than 50% of his maximum target sales commissions.

Each of the amended and restated severance agreements listed above contain a one year initial term with one year automatic renewal terms unless NetScout or the respective executive officer elects not to renew the agreement.

The agreements also contain forfeiture provisions requiring repayment of severance amounts if it is ultimately determined that the executive officer committed certain prohibited conduct while employed by NetScout or materially breached any of the officer’s agreements with NetScout.

Regulatory Requirements

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible.

Prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m). Pursuant to the Tax Cuts and Jobs Act, the performance-based compensation exception under Section 162(m) was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect on or after such date.

Compensation paid to each of the Company’s “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the performance-based compensation exception under Section 162(m) pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by the Company will be eligible for such transition relief and be deductible by the Company in the future. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Other Key Regulations Affecting Compensation Plans

Post-termination compensation is designed to minimize the effect of additional taxes imposed by Section 409A of the Code.

Management of Risk

Following review and discussion, the Compensation Committee believes that any risks arising from our compensation policies and practices for our employees will not have a material adverse effect on NetScout. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. The considerations which led the Compensation Committee to this conclusion include the following:

•

We provide executives with a reasonable base salary. We believe these base salary levels mitigate risk-taking behavior by providing reasonable predictability in the level of income earned by each executive and alleviating pressure on executives to focus exclusively on stock price performance to the detriment of other important business metrics.

•

We use a mixture of compensation elements that is intended to discourage short-term risk taking. Further, the executive team overall has a long tenure and significant experience, enabling it to deal with business cycles.

•

Short-term incentives in the form of annual incentive cash bonus payouts are generally established at 100% of the target amount, unless the Compensation Committee or the Board determines that extraordinary performance warrants a higher payout, a process that the Compensation Committee believes mitigates the likelihood that our executives will take excessive risks.

•

Equity incentive awards are generally granted annually and generally vest over four years, so executives have a significant amount of unvested awards that could decrease significantly in value if our business is not managed for the long-term. As noted, there are Stock Holding Guidelines designed to reinforce that long-term view.

•

We have a robust system of internal controls and a comprehensive compliance program, which includes extensive training of all employees, which we believe promotes a culture of ethical behavior and compliance, as well as an appropriate attitude toward risk-taking. The Compensation Committee retains discretion to adjust compensation based on adherence to our values and compliance with programs, among other things.

Report of Compensation Committee of the Board of Directors2

The Compensation Committee has reviewed the Compensation Discussion and Analysis portion of this proxy statement and discussed such section with management. Based on its review and discussions and its ongoing involvement with executive compensation matters, the Compensation Committee recommended to the Board that the CD&A portion of this proxy statement be included in NetScout’s proxy statement and incorporated into NetScout’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019. This report is provided by the following independent directors, who comprise the Compensation Committee:

John R. Egan, Chair

Robert E. Donahue

Alfred Grasso

Christopher Perretta

Compensation Committee Interlocks and Insider Participation

None of Messrs. Hadzima, Donahue, Egan, Grasso, or Perretta was, during the past fiscal year, an officer or employee of NetScout or any of our subsidiaries, was formerly an officer of NetScout or any of our subsidiaries, or had any relationship with us requiring disclosure herein. During the past fiscal year, none of our executive officers served as:

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, of whose executive officers served on our Compensation Committee;

•	a director of another entity, one of whose executive officers served on our Compensation Committee; or

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

Transactions with Related Persons

We have a written policy with respect to “Related Persons Transactions.” Except as specifically provided below, all “Related Person Transactions” require approval or ratification by either our Audit Committee (provided that the transaction involves terms comparable to terms that could be obtained in an arms-length dealing with unrelated third parties), the majority of disinterested members of our Board, or, in the case of transactions that involve compensation, our Compensation Committee or our Board. Like other Company policies, our Policy with respect to Related Person Transactions is managed on a day to day basis by our management team, including our General Counsel, and to the extent necessary, related matters are discussed with our Board (or a committee thereof) or our outside counsel.

For NetScout, a “Related Person Transaction” is broadly defined as any transaction between NetScout and any Related Person (as defined below), including any transactions requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. A Related Party Transaction will require disclosure to our Audit Committee but will not require Audit Committee approval if (i) such transaction is available to all of our employees generally, (ii) if such transaction, when aggregated with any other similar transactions with such person during such fiscal year, involves less than $5,000 or (iii) such transaction is an ordinary course, commercial transaction with an entity in which a Related Person serves as an officer or director and such transaction is the result of arms-length negotiation not involving such Related Person.

2.

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

A “Related Person” means:

i.	a director or executive officer of NetScout, as well as any nominee for director proposed to be elected at the next annual meeting of stockholders;

ii.	a stockholder owning in excess of five percent of NetScout (or its controlled affiliates);

iii.	an immediate family member of the persons listed in i and ii above (“immediate family” as defined under Item 404 of Regulation S-K under the Securities Exchange Act of 1934); or

iv.	an entity which someone listed in i, ii, or iii above has more than a 10% ownership interest or control of such entity.

Our Board has determined that our Audit Committee is generally best suited to review and approve Related Person Transactions. If Audit Committee approval is not practicable (because, for example, it involves terms that are not comparable to terms that could be obtained from an arms-length dealing with an unrelated third parties or because of logistical difficulties), or if a transaction involves compensation, such approval may be obtained as provided above. Such Related Person Transactions may be presented for approval or preliminarily entered into by our management subject to ratification by the applicable committee or our Board, provided that if ratification does not occur, our management is obliged to take all reasonable efforts to cancel or annul such transaction.

In determining whether or not to approve a Related Person Transaction, the applicable committee or our Board will also consider whether such transaction would affect the status of a member of our Board as an “independent director” as promulgated by the SEC, the Financial Industry Regulatory Authority, any exchange upon which our securities are traded, or any governmental or regulatory body exercising authority over us. If the result of any such Related Person Transaction is that a majority of our Board would no longer be deemed to be “independent directors” then such transaction will not be approved. Other than as described under “Employment and Other Agreements” and “Post Termination Compensation” above, the Company is not party to any Related Person Transactions with respect to the fiscal year ended March 31, 2019, and no such transactions are currently contemplated.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock, or collectively, Reporting Persons, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by SEC regulations to furnish us with copies of all such filings. Based on our review of the copies of such filings received by us with respect to the fiscal year ended March 31, 2019 and written representations from certain Reporting Persons, we believe that all Section 16(a) filing requirements were complied with on a timely basis during the fiscal year ended March 31, 2019.

AUDITORS FEES AND SERVICES

The following sets forth the aggregate fees billed to us by our independent registered public accounting firm during the fiscal years ended March 31, 2019 and March 31, 2018:

Audit Fees

Fees for audit services were approximately $2,305,800 and $2,320,808 for the fiscal years ended March 31, 2019 and March 31, 2018, respectively, including fees associated with the integrated audit of the consolidated financial statements included in our Annual Report on Form 10-K, the reviews of our Quarterly Reports on Form 10-Q, and statutory audits required of our foreign subsidiaries.

Audit-Related Fees

Fees for audit-related services were approximately $171,550 and $388,000 for the fiscal years ended March 31, 2019 and March 31, 2018, respectively, including fees associated with services related to review of accounting for significant transactions.

Tax Fees

Total fees for tax services were approximately $108,261 and $68,770 for the fiscal years ended March 31, 2019 and March 31, 2018, respectively, consisting of tax compliance and preparation fees and other domestic and international tax advisory services.

All Other Fees

Total all other fees were approximately $2,756 and $2,756 for the fiscal years ended March 31, 2019 and March 31, 2018, respectively, consisting of fees related to accounting due diligence, training and research services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

Our Audit Committee has implemented procedures under our Audit Committee Pre-Approval Policy for Audit and Non-Audit Services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services provided to us are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of our independent registered public accounting firm for specific audit and non-audit services within approved monetary limits. All of the services provided by PricewaterhouseCoopers LLP in fiscal 2019 were pre-approved in accordance with this policy. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by our Audit Committee before it may be provided by our independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by our Audit Committee. All of the audit-related, tax, and all other services provided by our independent registered public accounting firm in fiscal years 2019 and 2018 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy. All non-audit services provided in fiscal years 2019 and 2018 were reviewed with our Audit Committee, which concluded that the provision of such services by our independent registered public accounting firm was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders.

This year, a number of brokers with account holders who are stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that we or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request “householding” of your communications, please notify your broker or the Company. Direct your written or oral request to the Company to our principal executive offices, 310 Littleton Road, Westford, Massachusetts 01886, Attn: Investor Relations, telephone: (979) 614-4000. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

Our proxy statement, the proxy card, and our Annual Report to Stockholders for the fiscal year ended March 31, 2019 are all available free of charge upon written request to: Investor Relations, 310 Littleton Road, Westford Massachusetts 01886.

APPENDIX A

NETSCOUT SYSTEMS, INC.

2019 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: JULY 9, 2019

APPROVED BY THE STOCKHOLDERS: SEPTEMBER     , 2019

1.	GENERAL.

(a)    Successor to and Continuation of Prior Plan. The Plan is intended as the successor to and continuation of the NetScout Systems, Inc. 2007 Equity Incentive Plan (the “Prior Plan”). Following the Effective Date, no additional awards may be granted under the Prior Plan. Any unallocated shares remaining available for grant under the Prior Plan as of 12:01 a.m. Eastern Time on the Effective Date (the “Prior Plan’s Available Reserve”) will cease to be available under the Prior Plan at such time and will be added to the Share Reserve (as defined in Section 3(a)(i)) and be then immediately available for grant and issuance pursuant to Awards granted under this Plan. From and after 12:01 a.m. Eastern Time on the Effective Date, all outstanding awards granted under the Prior Plan (each, a “Prior Plan Award”) will remain subject to the terms of the Prior Plan; provided, however, that the following shares of Common Stock subject to any outstanding Prior Plan Award (collectively, the “Prior Plan’s Returning Shares”) will immediately be added to the Share Reserve (as defined in Section 3(a)(i)) as and when such shares become the Prior Plan’s Returning Shares and will become available for grant and issuance pursuant to Awards granted under this Plan: (i) any shares subject to such award that are not issued because such award or any portion thereof expires or otherwise terminates without all of the shares covered by such award having been issued; (ii) any shares subject to such award that are not issued because such award or any portion thereof is settled in cash; (iii) any shares issued pursuant to such award that are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares; and (iv) any shares that are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with any such award that is a Full Value Award granted under the Prior Plan. All Awards granted on or after 12:01 a.m. Eastern Time on the Effective Date will be subject to the terms of this Plan.

(b)    Eligible Award Recipients. Subject to Section 4, Employees, Directors and Consultants are eligible to receive Awards.

(c)    Available Awards. The Plan provides for the grant of the following types of Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) Stock Appreciation Rights; (iv) Restricted Stock Awards; (v) Restricted Stock Unit Awards; and (vi) Other Stock Awards.

(d)    Purpose. The Plan, through the granting of Awards, is intended to help the Company and any Affiliate secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and provide a means by which such persons may benefit from increases in value of the Common Stock.

2.	ADMINISTRATION.

(a)    Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)    Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine (A) who will be granted Awards, (B) when and how each Award will be granted, (C) what type of Award will be granted, (D) the provisions of each Award (which need not be identical),

including when a Participant will be permitted to exercise or otherwise receive cash or Common Stock under the Award, (E) the number of shares of Common Stock subject to, or the cash value of, an Award, and (F) the Fair Market Value applicable to an Award.

(ii)    To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.

(iii)    To settle all controversies regarding the Plan and Awards granted under it.

(iv)    To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or at which cash or shares of Common Stock may be issued in settlement thereof).

(v)    To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan (including Section 2(b)(viii)) or an Award Agreement, suspension or termination of the Plan will not materially impair a Participant’s rights under an outstanding Award without his or her written consent.

(vi)    To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Awards granted under the Plan compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, or (E) materially expands the types of Awards available for issuance under the Plan. Except as otherwise provided in the Plan (including Section 2(b)(viii)) or an Award Agreement, no amendment of the Plan will materially impair a Participant’s rights under an outstanding Award without his or her written consent.

(vii)    To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 422 of the Code regarding incentive stock options or (B) Rule 16b-3.

(viii)    To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more outstanding Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that except as otherwise provided in the Plan (including this Section 2(b)(viii)) or an Award Agreement, no amendment of an outstanding Award will materially impair a Participant’s rights under such Award without his or her written consent.

Notwithstanding the foregoing or anything in the Plan to the contrary, unless prohibited by applicable law, the Board may amend the terms of any outstanding Award or the Plan, or may suspend or terminate the Plan, without the affected Participant’s consent, (A) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (C) to clarify the manner of exemption from, or to bring the Award or the Plan into compliance with, Section 409A of the Code or (D) to comply with other applicable laws or listing requirements.

(ix)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x)    To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).

(c)    Delegation to Committee.

(i)    General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)    Rule 16b-3 Compliance. The Committee may consist solely of two or more Non-Employee Directors in accordance with Rule 16b-3.

(d)    Delegation to an Officer. The Board may delegate to one or more Officers the authority to do one or both of the following: (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Awards) and, to the extent permitted by applicable law, the terms of such Awards; and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation of authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value of the Common Stock pursuant to Section 13(v)(iii).

(e)    Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(f)    Cancellation and Re-Grant of Awards. Neither the Board nor any Committee will have the authority to (i) reduce the exercise or strike price of any outstanding Option or SAR or (ii) cancel any outstanding Option or SAR that has an exercise or strike price (per share) greater than the then-current Fair Market Value of the Common Stock in exchange for cash or other Awards under the Plan, unless the stockholders of the Company have approved such an action within 12 months prior to such an event.

(g)    Acceleration upon Death or Disability. Unless specifically provided otherwise in the applicable Award Agreement, if a Participant’s Continuous Service terminates as a result of the Participant’s death or Disability, each of the Participant’s Awards will become fully vested (and exercisable, if applicable) as of the date of such termination, to the extent that such Awards are outstanding and unvested as of the date of such termination.

(h)    Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to an Award, as determined by the Board and contained in the applicable Award Agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such Award Agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such Award Agreement (including, but not limited to, any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Award Agreement.

3.	SHARES SUBJECT TO THE PLAN.

(a)    Share Reserve.

(i)    Subject to Section 3(a)(iii) and Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards from and after the Effective Date will not exceed (A) [            ]1 shares (which number is the sum of (i) the number of shares ([            ])2 subject to the Prior Plan’s Available Reserve and (ii) an additional 5,500,000 new shares), plus (B) the Prior Plan’s Returning Shares, if any, which become available for issuance under this Plan from time to time (such aggregate number of shares described in (A) and (B), the “Share Reserve”).

(ii)    Subject to Section 3(b), the number of shares of Common Stock available for issuance under the Plan will be reduced by: (A) one share for each share of Common Stock issued pursuant to an Appreciation Award granted under the Plan; and (B) 2.76 shares for each share of Common Stock issued pursuant to a Full Value Award granted under the Plan.

(iii)    Subject to Section 3(b), the number of shares of Common Stock available for issuance under the Plan will be increased by: (A) one share for each Prior Plan’s Returning Share or 2019 Plan Returning Share (as defined in Section 3(b)(i)) subject to an Appreciation Award; and (B) 2.76 shares for each Prior Plan’s Returning Share or 2019 Plan Returning Share subject to a Full Value Award.

(iv)    For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by Nasdaq Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(b)    Reversion of Shares to the Share Reserve.

(i)    Shares Available for Subsequent Issuance. The following shares of Common Stock (collectively, the “2019 Plan Returning Shares”) will become available again for issuance under the Plan: (A) any shares subject to an Award that are not issued because such Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Award having been issued; (B) any shares subject to an Award that are not issued because such Award or any portion thereof is settled in cash; (C) any shares issued pursuant to an Award that are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares; and (D) any shares that are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with any Full Value Award granted under the Plan.

[1]	To be determined on date of 2019 Annual Meeting of Stockholders.
[2]	To be determined on date of 2019 Annual Meeting of Stockholders.

(ii)    Shares Not Available for Subsequent Issuance. The following shares of Common Stock will not become available again for issuance under the Plan: (A) any shares that are reacquired or withheld (or not issued) by the Company to satisfy the exercise or strike price of any Appreciation Award granted under the Plan or Prior Plan (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award (i.e., “net exercised”)); (B) any shares that are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with any Appreciation Award granted under the Plan or Prior Plan; (C) any shares repurchased by the Company on the open market with the proceeds of the exercise or strike price of any Appreciation Award granted under the Plan or Prior Plan; and (D) in the event that a Stock Appreciation Right granted under the Plan or a stock appreciation right granted under the Prior Plan is settled in shares of Common Stock, the gross number of shares of Common Stock subject to such award.

(c)    Incentive Stock Option Limit. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be 11,000,000 shares.

(d)    Non-Employee Director Compensation Limit. The aggregate value of all cash and equity-based compensation (including Awards and any other equity-based awards) paid or granted, as applicable, by the Company to any individual for service as a Non-Employee Director with respect to any fiscal year of the Company will not exceed $750,000, calculating the value of any equity-based awards based on the grant date fair value of such awards for financial reporting purposes.

(e)    Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.	ELIGIBILITY.

(a)    Eligibility for Specific Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Awards are otherwise exempt from or alternatively comply with Section 409A of the Code.

(b)    Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price (per share) of such Option is at least 110% of the Fair Market Value of the Common Stock on the date of grant of such Option and the Option is not exercisable after the expiration of five years from the date of grant.

5.	PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The terms and conditions of separate Option or SAR Agreements need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of the provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a)    Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of seven years from the date of its grant or such shorter period specified in the Award Agreement.

(b)    Exercise or Strike Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise or strike price (per share) of each Option or SAR will be not less than 100% of the Fair Market Value of the Common Stock on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price (per share) less than 100% of the Fair Market Value of the Common Stock on the date the Award is granted if such Award is granted pursuant to an assumption of, or substitution for, another option or stock appreciation right pursuant to a Change in Control and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c)    Payment of Exercise Price for Options. The exercise price of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by one or more of the methods of payment set forth below that are specified in the Option Agreement. The Board has the authority to grant Options that do not permit all of the following methods of payment (or that otherwise restrict the ability to utilize certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment.

(i)    By cash (including electronic funds transfers), check, bank draft or money order payable to the Company;

(ii)    Pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)    By delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv)    If an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v)    In any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.

(d)    Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Award Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.

(e)    Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the restrictions set forth in this Section 5(e) on the transferability of Options and SARs will apply. Notwithstanding the foregoing or anything in the Plan or an Award Agreement to the contrary, no Option or SAR may be transferred to any financial institution without prior stockholder approval.

(i)    Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution (and pursuant to Sections 5(e)(ii) and 5(e)(iii) below), and will be exercisable during the lifetime of the Participant only by the Participant. Subject to the foregoing paragraph, the Board may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.

(ii)    Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)    Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f)    Vesting. The total number of shares of Common Stock subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to Section 2(g) and any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g)    Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date that is three months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after such termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time period, the Option or SAR (as applicable) will terminate.

(h)    Extension of Termination Date. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if the exercise of an Option or SAR following the termination of a Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of a Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i)    Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date that is 12 months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after such termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time period, the Option or SAR (as applicable) will terminate.

(j)    Death of Participant. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) a Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Participant’s Option or SAR may be exercised (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within such period of time ending on the earlier of (i) the date that is 18 months following the date of death (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR (as applicable) is not exercised within the applicable time period, the Option or SAR (as applicable) will terminate.

(k)    Termination for Cause. Except as explicitly provided otherwise in the applicable Award Agreement or other individual written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Option or SAR will terminate immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l)    Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Change in Control, or

(iii) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement, in another written agreement between the Participant and the Company or an Affiliate, or, if no such definition, in accordance with the Company’s or Affiliate’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Awards and are hereby incorporated by reference into such Award Agreements.

6.	PROVISIONS OF AWARDS OTHER THAN OPTIONS AND SARS.

(a)    Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(i)    Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash (including electronic funds transfers), check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)    Vesting. Subject to Section 2(g), shares of Common Stock awarded under a Restricted Stock Award Agreement may be subject to forfeiture to or repurchase by the Company in accordance with a vesting schedule to be determined by the Board.

(iii)    Termination of Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant that have not vested as of the date of such termination under the terms of the Participant’s Restricted Stock Award Agreement.

(iv)    Transferability. Rights to acquire shares of Common Stock under a Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement. Notwithstanding the foregoing or anything in the Plan or a Restricted Stock Award Agreement to the contrary, no Restricted Stock Award may be transferred to any financial institution without prior stockholder approval.

(b)    Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(i)    Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)    Vesting. Subject to Section 2(g), at the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)    Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)    Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to the Restricted Stock Unit Award to a time after the vesting of the Restricted Stock Unit Award.

(v)    Termination of Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates, any portion of the Participant’s Restricted Stock Unit Award that has not vested as of the date of such termination will be forfeited upon such termination.

(c)    Other Stock Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock appreciation rights with an exercise or strike price (per share) less than 100% of the Fair Market Value of the Common Stock on the date of grant) may be granted either alone or in addition to Awards granted under Section 5 and this Section 6. Subject to the provisions of the Plan (including, but not limited to, Sections 2(g) and 2(h)), the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.	COVENANTS OF THE COMPANY.

(a)    Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Awards.

(b)    Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan the authority required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.

(c)    No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

8.	MISCELLANEOUS.

(a)    Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock issued pursuant to Awards will constitute general funds of the Company.

(b)    Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(c)    Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.

(d)    No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)    Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliate is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(f)    Incentive Stock Option Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(g)    Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(h)    Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state, local or foreign tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(i)    Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(j)    Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company or an Affiliate. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(k)    Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance with Section 409A of the Code, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount under such Award that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment may be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six-month period elapses, with the balance paid thereafter on the original schedule.

(l)    Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement or other written agreement between a Participant and the Company or an Affiliate as the Board determines necessary or appropriate, including, but not limited to, a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or an Affiliate.

9.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a)    Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a); (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c); and (iii) the class(es) and number of securities and price per share of stock subject to outstanding Awards. The Board will make such adjustments and its determination will be final, binding and conclusive.

(b)    Dissolution or Liquidation. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to a forfeiture condition or the Company’s right of repurchase may be reacquired or repurchased by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service.

(c)    Change in Control. In the event of a Change in Control, the provisions of this Section 9(c) will apply to each outstanding Award unless otherwise provided in the instrument evidencing the Award, in any other written agreement between the Company or any Affiliate and the Participant, or in any director compensation policy of the Company.

(i)    Awards May Be Assumed. In the event of a Change in Control, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all outstanding Awards or may substitute similar stock awards for any or all outstanding Awards (including, but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to any outstanding Awards may be assigned by the Company to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company). For clarity, in the event of a Change in Control, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may choose to assume or continue only a portion of an outstanding Award, to substitute a similar stock award for only a portion of an outstanding Award, or to assume or continue, or substitute similar stock awards for, the outstanding Awards held by some, but not all, Participants. The terms of any such assumption, continuation or substitution will be set by the Board.

(ii)    Awards Held by Current Participants. In the event of a Change in Control in which the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) does not assume or continue outstanding Awards, or substitute similar stock awards for outstanding Awards, then with respect to any such Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Change in Control (referred to as the “Current Participants”), the vesting (and exercisability, if applicable) of such Awards will be accelerated in full (and with respect to any such Awards that are subject to performance-based vesting conditions or requirements, vesting will be deemed to be satisfied at the greater of (x) the target level of performance or (y) the actual level of performance measured in accordance with the applicable performance goals as of the date of the Change in Control) to a date prior to the effective time of the Change in Control (contingent upon the closing or completion of the Change in Control) as the Board will determine (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Change in Control), and such Awards will terminate if not exercised (if applicable) prior to the effective time of the Change in Control in accordance with the exercise procedures determined by the Board, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the closing or completion of the Change in Control).

(iii)    Awards Held by Participants other than Current Participants. In the event of a Change in Control in which the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) does not assume or continue outstanding Awards, or substitute similar stock awards for outstanding Awards, then with respect to any such Awards that have not been assumed, continued or substituted and that are held by Participants other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the effective time of the Change in Control in accordance with the exercise procedures determined by the Board; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Change in Control.

(iv)    Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event any outstanding Award held by a Participant will terminate if not exercised prior to the effective time of a Change in Control, the Board may provide that the Participant may not exercise such Award but instead will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of such Award immediately prior to the effective time of the Change in Control, over (B) any exercise price payable by the Participant in connection with such exercise. For clarity, such payment may be zero if the value of such property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Common Stock in connection with the Change in Control is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

(d)    No Additional Acceleration upon or after Change in Control. Unless provided otherwise in the Award Agreement for an Award, in any other written agreement or plan between the Company or any Affiliate and the Participant, or in any director compensation policy of the Company, an Award will not be subject to additional acceleration of vesting and exercisability upon or after a Change in Control.

(e)    Parachute Payments. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if any payment or benefit the Participant would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (A) reduction of cash payments; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to the Participant. Within any such category of payments and benefits (that is, (A), (B), (C) or (D)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. In the event that acceleration of compensation from a Participant’s equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control will perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Participant and the Company within 15 calendar days after the date on which the Participant’s right to a Payment is triggered (if requested at that time by the Participant or the Company) or such other time as reasonably requested by the Participant or the Company. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Participant and the Company.

10.	TERMINATION OR SUSPENSION OF THE PLAN.

(a)    Termination or Suspension. The Board may suspend or terminate the Plan at any time. No Incentive Stock Option may be granted after the tenth anniversary of the earlier of (i) the Adoption Date or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)    No Impairment of Rights. Suspension or termination of the Plan will not materially impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan (including Section 2(b)(viii)) or an Award Agreement.

11.	EFFECTIVE DATE OF PLAN.

This Plan will become effective on the Effective Date.

12.	CHOICE OF LAW.

The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.	DEFINITIONS. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)    “Adoption Date” means July 9, 2019, which is the date the Plan was adopted by the Board.

(b)    “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)    “Appreciation Award” means (i) a stock option or stock appreciation right granted under the Prior Plan or (ii) an Option or Stock Appreciation Right, in each case with respect to which the exercise or strike price (per share) is at least 100% of the Fair Market Value of the Common Stock subject to the stock option or stock appreciation right, or Option or Stock Appreciation Right, as applicable, on the date of grant.

(d)    “Award” means an Incentive Stock Option, a Nonstatutory Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Restricted Stock Unit Award or any Other Stock Award.

(e)    “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(f)    “Board” means the Board of Directors of the Company.

(g)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Adoption Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards No. 123 (revised). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(h)    “Cause” will have the meaning ascribed to such term in any written agreement between a Participant and the Company or an Affiliate defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of one or more of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company or Affiliate documents or records; (ii) the Participant’s material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company or an Affiliate; (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or an Affiliate (including, without limitation, the Participant’s improper use or disclosure of confidential or proprietary information of the Company or an Affiliate); (iv) any intentional act by the Participant which has a material detrimental effect on the reputation or business of the Company or an Affiliate; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company or an Affiliate, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment or service agreement between the Participant and the Company or an Affiliate, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties. The determination that a termination of a Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by the Participant will have no effect upon any determination of the rights or obligations of the Company or the Participant for any other purpose.

(i)    “Change in Control” means the consummation of any of the following events:

(i)    any merger or consolidation after which the voting securities of the Company outstanding immediately prior thereto represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such event;

(ii)    any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction); or

(iii)    any other acquisition of the business of the Company, as determined by the Board, in its sole discretion; provided, however, that no Change in Control (or any analogous term) will be deemed to occur upon an announcement or commencement of a tender offer or upon a “potential” takeover or upon stockholder approval of a merger or other transaction, in each case without a requirement that the Change in Control actually occur.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between a Participant and the Company or an Affiliate will supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that (1) if no definition of Change in Control (or any analogous term) is set forth in such an individual written agreement, the foregoing definition will apply; and (2) no Change in Control (or any analogous term) will be deemed to occur with respect to Awards subject to such an individual written agreement without a requirement that the Change in Control (or any analogous term) actually occur.

If required for compliance with Section 409A of the Code, in no event will an event be deemed a Change in Control if such event is not also a “change in the ownership of” the Company, a “change in the effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company, each as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of a “change in control event” under Section 409A of the Code and the regulations thereunder.

(j)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(k)    “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(l)    “Common Stock” means the common stock of the Company.

(m)    “Company” means NetScout Systems, Inc., a Delaware corporation.

(n)    “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(o)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s or Affiliate’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(p)    “Director” means a member of the Board.

(q)    “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(r)    “Effective Date” means the effective date of this Plan, which is the date of the Annual Meeting of Stockholders of the Company held in 2019, provided that this Plan is approved by the Company’s stockholders at such meeting.

(s)    “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t)    “Entity” means a corporation, partnership, limited liability company or other entity.

(u)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v)    “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)    Unless otherwise provided by the Board, if the Common Stock is listed on any established stock exchange or traded on any established market, then the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)    Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value of a share of Common Stock will be the closing sales price for such stock on the last preceding date for which such quotation exists.

(iii)    In the absence of such markets for the Common Stock, the Fair Market Value of a share of Common Stock will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(w)    “Full Value Award” means (i) an award granted under the Prior Plan or (ii) an Award, in each case that is not an Appreciation Award.

(x)    “Incentive Stock Option” means an option granted pursuant to Section 5 that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(y)    “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K, or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(z)    “Nonstatutory Stock Option” means an option granted pursuant to Section 5 that does not qualify as an Incentive Stock Option.

(aa)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(bb)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(cc)    “Option Agreement” means a written agreement between the Company and a holder of an Option evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.

(dd)    “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(c).

(ee)    “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ff)    “Own,” or “Owned” A person or Entity will be deemed to “Own,” or to have “Owned” securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(gg)    “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(hh)    “Plan” means this NetScout Systems, Inc. 2019 Equity Incentive Plan.

(ii)    “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(jj)    “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(kk)    “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(ll)    “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.

(mm)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(nn)    “Rule 405” means Rule 405 promulgated under the Securities Act.

(oo)    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(pp)    “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(qq)    “Stock Appreciation Right Agreement” or “SAR Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.

(rr)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ss)    “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

APPENDIX B

GAAP vs. Non-GAAP Measures

We supplement the United States generally accepted accounting principles (GAAP) financial measures we report in quarterly and annual earnings announcements, investor presentations and other investor communications by reporting the following non-GAAP measures: non-GAAP total revenue, non-GAAP product revenue, non-GAAP service revenue, non-GAAP gross profit, non-GAAP income from operations, non-GAAP operating margin, non-GAAP earnings before interest and other expense, income taxes, depreciation and amortization (EBITDA) from operations, non-GAAP net income, and non-GAAP net income per share (diluted). Non-GAAP revenue (total, product and service) eliminates the GAAP effects of acquisitions by adding back revenue related to deferred revenue revaluation, as well as revenue impacted by the amortization of acquired intangible assets. Non-GAAP gross profit includes the aforementioned revenue adjustments and also removes expenses related to the amortization of acquired intangible assets, share-based compensation, certain expenses relating to acquisitions including depreciation costs, compensation for post-combination services and business development and integration costs and adds back transitional service agreement income. Non-GAAP income from operations includes the aforementioned adjustments and also removes restructuring charges, intangible asset impairment charges, loss on divestiture and costs related to new accounting standard implementation. Non-GAAP EBITDA from operations includes the aforementioned items related to non-GAAP income from operations and also removes non-acquisition-related depreciation expense. Non-GAAP net income includes the foregoing adjustments related to non-GAAP income from operations, net of related income tax effects in addition to the provisional one-time impacts of the U.S. Tax Cuts and Jobs Act (TCJA) while removing transitional service agreement income and changes in contingent consideration. Non-GAAP diluted net income per share also excludes these expenses as well as the related impact of all these adjustments on the provision for income taxes.

These non-GAAP measures are not in accordance with GAAP, should not be considered an alternative for measures prepared in accordance with GAAP (revenue, gross profit, operating profit, net income (loss) and diluted net income (loss) per share), and may have limitations in that they do not reflect all our results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. The presentation of non-GAAP information is not meant to be considered superior to, in isolation from, or as a substitute for results prepared in accordance with GAAP.

Management believes these non-GAAP financial measures enhance the reader’s overall understanding of our current financial performance and our prospects for the future by providing a higher degree of transparency for certain financial measures and providing a level of disclosure that helps investors understand how we plan and measure our business. We believe that providing these non-GAAP measures affords investors a view of our operating results that may be more easily compared with our peer companies and also enables investors to consider our operating results on both a GAAP and non-GAAP basis during and following the integration period of our acquisitions. Presenting the GAAP measures on their own may not be indicative of our core operating results. Furthermore, management believes that the presentation of non-GAAP measures when shown in conjunction with the corresponding GAAP measures provide useful information to management and investors regarding present and future business trends relating to our financial condition and results of operations.

B-1

MMMMMMMMMMMM MMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! MR A SAMPLE You may vote online or by phone instead of mailing this card. DESIGNATION (IF ANY) Votes submitted electronically must be ADD 1 ADD 2 received by 11:59 p.m., (ET), on ADD 3 September 11, 2019 ADD 4 MMMMMMMMM ADD 5 Online ADD 6 Go to www.envisionreports.com/NTCT or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.envisionreports.com/NTCT 2019 Annual Meeting Proxy Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q    A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4 set forth below. 1. Election of Directors: To elect three class II directors nominated by our Board of Directors, each to serve for a three year term or until their successors are duly elected and qualified. + For Withhold For Withhold For Withhold 01—Anil K. Singhal 02—John R. Egan 03—Robert E. Donahue 2. To approve the NetScout Systems, Inc. 2019 Equity Incentive For Against Abstain 3. To ratify the appointment of PricewaterhouseCoopers LLP as For Against Abstain Plan as described in Proposal 2 in the proxy statement. NetScout’s independent registered public accounting firm for the fiscal year ended March 31, 2020. 4. To approve, on an advisory basis, the compensation of NetScout’s Note: Your proxy holder will also vote on any other business named executive officers as disclosed in the proxy statement in properly brought before the Annual Meeting. accordance with Securities and Exchange Commission rules. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890                J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1UPX 423562 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 033JMD

qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q NetScout Systems, Inc. + Notice of 2019 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — September 12, 2019 Anil K. Singhal and Jean Bua, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of NetScout Systems, Inc. to be held on September 12, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. +